UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under Rule 14a-12

HUNTINGTON INGALLS INDUSTRIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Huntington Ingalls Industries
Notice of Annual Meeting And Proxy Statement 2019

Letter to Our Stockholders

March 18, 2019

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team of Huntington Ingalls Industries, I would like to invite you to attend the 2019 Annual Meeting of Stockholders. We will meet on Tuesday, April 30, 2019, at 11:00 a.m. Eastern Daylight Time, at our corporate headquarters located at the Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607. We are looking forward to your responses on the proposals included in the accompanying proxy statement.

The accompanying Notice of 2019 Annual Meeting and Proxy Statement describe the matters on which you, as a stockholder, may vote at the annual meeting, and include details of the business to be conducted at the meeting.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing proxy materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet. You can also request mailed paper copies if preferred. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future proxy materials. For more information on how to take advantage of this cost-saving service, please see page 14 of the proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, I encourage you to vote your shares in advance. Stockholders can submit their votes over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials. If you received a proxy card, you can submit your votes over the Internet at the web address included in the proxy card, by telephone through the number included in the proxy card, or by signing and dating your proxy card and mailing it in the prepaid and addressed envelope.

Thank you for your support of Huntington Ingalls Industries. I look forward to seeing you at the annual meeting.

Sincerely,

Admiral Thomas B. Fargo

U.S. Navy (Ret.)

Chairman	of the Board

Notice of 2019 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Tuesday, April 30, 2019, at 11:00 a.m. Eastern Daylight Time

PLACE	Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607

ITEMS OF BUSINESS	•	Elect 11 directors

	•	Approve the company’s executive compensation on an advisory basis

	•	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2019

	•	Consider a stockholder proposal to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under our proxy access bylaw, if properly presented at the meeting

	•	Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 6, 2019, are entitled to vote at the annual meeting.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Charles R. Monroe, Jr.

Corporate Vice President,

Associate General Counsel and Secretary

March 18, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 30, 2019: The Notice of 2019 Annual Meeting and Proxy Statement and 2018 Annual Report are available as of today’s date, March 18, 2019, at www.envisionreports.com/HII.

Proxy Statement—Table of Contents

2019 Proxy Statement Summary	1

General Information About the Annual Meeting and Voting	10
Items of Business to be Considered at the Annual Meeting	10
Appointment of Proxy Holders	10
Notice of Internet Availability of Proxy Materials	10
Record Date and Voting	10
Quorum, Vote Required and Method of Counting	12
Item 1—Proposal to Elect Directors	12
Item 2—Proposal to Approve Executive Compensation on an Advisory Basis	13
Item 3—Proposal to Ratify Appointment of Our Independent Auditors	13
Item 4—Stockholder Proposal to Permit an Unlimited Number of Stockholders to Aggregate Their Ownership of HII Common Stock to Satisfy the Ownership Requirement Under Our Proxy Access Bylaw	13
Important Reminder of Effect of Not Casting Your Vote if You Are a Street Name Stockholder	13
Soliciting and Tabulating Votes	13
Electronic Access to Proxy Statement and Annual Report	14
Householding Information	14

Governance of the Company	15
Overview of Corporate Governance	15
Responsibilities of the Board of Directors	15
Criteria for Board Membership	15
Director Nomination Process	17
Majority Vote Director Resignation Policy	18
Stockholders Right to Nominate Proxy Access Nominees	19
Director Independence	20
Board Leadership Structure	20
Board Committee Functions and Membership	21
Board Structure	23
Executive Sessions of Non-Employee Directors	23
The Board’s Role in Risk Oversight	23
Board and Committee Evaluations	25
Director Education	25
Policy Against Hedging and Pledging Company Securities	26
Code of Ethics and Business Conduct	26
Compensation Committee Interlocks and Insider Participation	26
Meetings and Attendance	26
Indemnification	26

Communications and Company Documents	27
Communications and Company Documents	27
Future Stockholder Proposals and Nominations of Directors	27

Corporate Citizenship	29
Company Values	29
Company Commitments	30
Education	30
Environmental Sustainability	30
Diversity and Inclusion	31
Military and Veterans	31

The Board of Directors	32

Director Compensation	39
Director Compensation Program	39
2018 Director Compensation Table	40

Executive Compensation	41
Introduction	41
Named Executive Officer Biographies	41
Compensation Discussion and Analysis	43
Compensation Committee Report	61
Executive Compensation Tables	62

Audit Committee Matters	81
Audit Committee Report	81
Principal Accountant Fees and Services	82
Audit Committee Pre-Approval Policies and Procedures	82

Stock Ownership Information	83
Stock Ownership of Officers and Directors	83
Stock Ownership of Certain Beneficial Owners	84

Item 1—Proposal to Elect Eleven Directors	85

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis	86

Item 3—Proposal to Ratify the Appointment of Independent Auditors	87

Item 4—Stockholder Proposal to Permit an Unlimited Number of Stockholders to Aggregate Their Ownership of HII Common Stock to Satisfy the Ownership Requirement Under HII’s Proxy Access Bylaw	88

Other Information for Stockholders	90
Section 16(a) Beneficial Ownership Reporting Compliance	90
Attending the Annual Meeting	90
Related Party Transactions	90

Annex A—Definitions of Non-GAAP Financial Measures and Reconciliations to GAAP Financial Measures	93

i

2019 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	April 30, 2019, at 11:00 a.m. Eastern Daylight Time

Place:	Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC) 2401 West Avenue Newport News, Virginia 23607

Record Date:	March 6, 2019

Voting:	Holders of our common stock are entitled to one vote per share

Admission:	To attend the meeting in person, you will need to follow the instructions included on page 90

Items to be Voted at the Annual Meeting

		Board Vote Recommendation	Page Reference (for more information)
1.	Elect 11 directors	FOR	85

2.	Approve the company’s executive compensation on an advisory basis	FOR	86

3.	Ratify the appointment of our independent auditors	FOR	87

4.	Consider a stockholder proposal to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under our proxy access bylaw, if properly presented at the meeting	AGAINST	88

2019 Notice and Proxy Statement    1

2019 Proxy Statement Summary

Corporate Governance Highlights

Huntington Ingalls Industries, Inc. (“HII,” the “company,” “we,” “us” or “our”) is committed to high standards of corporate governance, which we believe promote the long-term interests of stockholders, strengthen accountability of the Board of Directors (the “Board”) and management and build public trust in the company. Highlights of our corporate governance practices include:

Board Structure and Governance	•	Diverse independent Board with mix of tenures
	•	All standing Board committees comprised of independent directors
	•	Regular executive sessions of independent directors, without management present, at Board and committee meetings
	•	Independent non-executive Chairman of the Board
	•	Robust annual Board and committee self-evaluation process
	•	Director term limits
	•	Mandatory director retirement age
	•	Limits on outside public company board service by directors to prevent overboarding
	•	Active stockholder outreach and engagement

Stockholder Rights	•	Annual election of all directors
	•	Director resignation policy if more votes are withheld than cast for any director
	•	Ability of eligible stockholders to include their own director nominees in our proxy materials (proxy access)
	•	Ability of stockholders to call a special meeting of stockholders
	•	Annual advisory vote on named executive officer compensation
	•	No stockholder rights plan (poison pill)

Stock Ownership	•	Robust stock ownership guidelines and holding requirements for non-employee directors and executives
	•	Clawback policy for all performance-based compensation
	•	Prohibition on directors and executives hedging or pledging our common stock

Stockholder Engagement

We believe that stockholder outreach and engagement is an essential element of strong corporate governance. Accordingly, we actively engage with our investors so that management and the Board can better understand stockholder perspectives on matters that are important to them, and to assess emerging issues that may help shape our practices and enhance our corporate disclosures. We strive for a collaborative approach to stockholder engagement and value the variety of stockholder perspectives we receive. Management and, in some cases, members of the Board actively engage with our investors through telephonic meetings, in-person meetings and email to understand their perspectives on our company, including our strategy, performance, corporate governance matters and executive compensation. During 2018, management contacted the corporate governance teams of our largest stockholders, collectively representing approximately 42% of our outstanding shares, and met with those stockholders that accepted our meeting invitations. We are committed to understanding the perspectives of our stockholders and responding as appropriate.

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2019 Proxy Statement Summary

The following sections of this proxy statement summary describe the matters on which our stockholders will vote at the 2019 annual meeting of stockholders.

ELECT ELEVEN DIRECTOR NOMINEES

Director Nominees

The Board is asking you to elect, for one-year terms ending in 2020, the 11 nominees for director named below, each of whom is currently serving as a member of the Board. The following table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors under the corporate governance listing standards of the New York Stock Exchange (“NYSE”), and the Board committees on which they currently serve. The directors will be elected by a plurality vote, but any director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender to the Board his or her offer of resignation.

					Board Committees
Name	Age	Director Since	Principal Occupation	Independent Director	AC	CC	FC	GP

Philip M. Bilden	54	2017	Retired Senior Advisor and Co-Founding Member of HarbourVest Partners, LLC	✓		✓	✓

Augustus L. Collins	61	2016	Chief Executive Officer of MINACT Incorporated	✓	✓			✓

Kirkland H. Donald	65	2017	Independent Business Consultant	✓		✓	✓

Thomas B. Fargo	70	2011	Chairman of the Board of Directors of Huntington Ingalls Industries, Inc.	✓				✓

Victoria D. Harker	54	2012	Executive Officer and Chief Financial Officer of Tegna, Inc.	✓		C	✓

Anastasia D. Kelly	69	2011	Managing Partner of DLA Piper Americas	✓		✓		C

Tracy B. McKibben	49	2018	Founder and Chief Executive Officer of MAC Energy Advisors LLC	✓			✓

C. Michael Petters	59	2011	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.

Thomas C. Schievelbein	65	2011	Retired Chairman and Chief Executive Officer of The Brink’s Company	✓	✓		C

John K. Welch	69	2015	Retired President and Chief Executive Officer of Centrus Energy Corp.	✓	✓			✓

Stephen R. Wilson	72	2015	Independent Business Consultant and Retired Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.	✓	C

C = Chair

AC = Audit Committee

CC = Compensation Committee

FC = Finance Committee

GP = Governance and Policy Committee

2019 Notice and Proxy Statement    3

2019 Proxy Statement Summary

Board Composition

Our Board continues to reflect a diverse and highly engaged group of directors with a wide range of skills, experiences and perspectives, which continue to evolve. More than half of our directors have joined the Board in the last four years. The following charts and graphs highlight the current composition of our Board:

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2019 Proxy Statement Summary

Director Experience and Skills

SKILL/EXPERIENCE TOTAL OF 11 SENIOR LEADERSHIP EXPERIENCE Chief executive officer, president, chairman or similar leadership position in a large company or other large organization (for profit, not for profit, public or private) 10 FINANCE, ACCOUNTING AND CAPITAL MARKETS Experience in accounting or financial reporting, financing transactions or capital markets 7 INDUSTRY EXPERIENCE Experience in shipbuilding, other defense contractors, nuclear, oil and gas, other energy companies, construction, advanced technology or engineering 9 MANUFACTURING AND OPERATIONS Experience in complex, heavy manufacturing, engineering or logistics 8 HUMAN RESOURCES Broad experience in executive development, performance and compensation, or management of a large, unionized workforce 8 MILITARY AND GOVERNMENT EXPERIENCE Service in senior military positions or the government, including homeland security or intelligence 6 GOVERNMENT RELATIONS AND REGULATORY Expertise providing products or services to the U.S government and compliance with applicable regulations 8 LEGAL, REGULATORY AND COMPLIANCE Experience in legal and regulatory matters, and compliance with corporate compliance and ethics policies and corporate governance matters 11 PUBLIC COMPANY BOARDS Service on boards of other public companies or comparable organizations 8 TECHNOLOGY EXPERTISE Significant experience with technology, science and innovation 10 RISK MANAGEMENT Experience in risk management as an executive or risk oversight as a member of a board committee charged with this function 9 CORPORATE DEVELOPMENT AND STRATEGY Experience with developing and implementing strategies for growth, including acquisitions and joint ventures 9 GLOBAL EXPERIENCE Broad exposure to companies or organizations that have a significant global presence 8

The Board, through the Governance and Policy Committee, considers Board succession on a continuous basis. The committee’s process includes evaluation of director attributes, including professional experience, skills, diversity, independence, tenure and age, to create a balanced Board that can effectively oversee the company’s business and execution of its business strategy.

2019 Notice and Proxy Statement    5

2019 Proxy Statement Summary

APPROVE EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers for 2018.

Our stockholders have voted on our executive compensation, on an advisory basis, since 2012, and we have consistently received exceptionally strong stockholder support. The following table sets forth the voting results for our “say-on-pay” proposal for the last five years:

Annual Meeting	2018	2017	2016	2015	2014
Votes Cast “FOR” Say-On-Pay Proposal	99%	98%	99%	99%	99%

Executive Compensation

We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay-for-performance. We describe below our financial performance and stockholder returns in 2018.

2018 Financial Performance

Solid operating performance in 2018 delivered solid financial performance. The following table includes several of our 2018 financial highlights:

2018 Financial Highlights	($ in millions, except per share data)
Contract Awards	$9,804
Revenues	8,176
Operating Income	951
Operating Margin	11.6%
Segment Operating Income*	663
Net Earnings	836
Diluted Earnings Per Share	19.09
Cash from Operations	914
Free Cash Flow*	512

*	Segment operating income and free cash flow are non-GAAP financial measures. See Annex A for definitions of these non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

Our full year revenues of $8.2 billion in 2018 increased 9.9% over 2017. Operating income was $951 million and operating margin was 11.6%, compared to $881 million and 11.8%, respectively, in 2017. New contract awards in 2018 totaled $9.8 billion, resulting in a backlog of $23.0 billion at the end of the year.

2018 Stockholder Returns

Our operating performance continues to drive returns for our stockholders. Diluted earnings per share was $19.09 in 2018, compared to $10.46 in 2017 and adjusted diluted earnings per share* of $12.14 in 2017. We also increased dividends by 20%, from $2.52 per share in 2017 to $3.02 per share in 2018, and repurchased 3.6 million shares during 2018, continuing to deliver on our commitment to return cash to stockholders.

*	Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A for definitions of non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

6    Huntington Ingalls Industries, Inc.

2019 Proxy Statement Summary

The following graph and chart show total stockholder return for HII in 2018 compared to several benchmarks and total cash returned to stockholders in 2018, respectively.

1-YEAR TOTAL STOCKHOLDER RETURN	CASH RETURNED TO STOCKHOLDERS IN 2018

Elements of Our Executive Compensation Program

Our compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers in 2018 (collectively, our “NEOs”) consisted primarily of the following direct compensation elements in 2018:

•	Base salary, to provide a minimum fixed level of compensation.

•

Annual incentive awards, generally paid in cash, under our Annual Incentive Plan (“AIP”), to motivate our executives to achieve pre-determined annual financial and operational targets that are aligned with our strategic goals.

•

Long-term equity-based incentive awards, paid under our Long-Term Incentive Plan (“LTIP”), to promote achievement of pre-determined three-year performance goals aligned with long-term stockholder interests.

Our executive compensation program is rounded out with certain perquisites and other executive benefits.

A significant portion of the potential compensation of our executives is at risk, and that risk increases with each executive’s level of responsibility. We have designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

2019 Notice and Proxy Statement    7

2019 Proxy Statement Summary

2018 Total Direct Compensation Mix

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2018.

CEO Compensation Mix[1]	Other NEOs Compensation Mix[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed (cash) compensation therefore represented 0% of his total direct compensation. Total direct compensation does not include perquisites and other benefits.

(2)	Average allocation for the NEOs other than the CEO. Total direct compensation does not include perquisites and other benefits.

Compensation Best Practices

We believe our compensation practices are aligned with and reinforce our pay-for-performance philosophy and our related executive compensation principles.

What We Do

✓	Consideration of annual stockholder “say-on-pay” advisory vote on executive compensation.
✓	Pay for performance compensation program heavily weighted toward variable, performance-based elements and toward long-term and equity-based elements.
✓	Annual assessment of potential risk posed by our compensation programs.
✓	Executive compensation “clawback” policy.
✓	Targeted external compensation benchmarking.
✓	Independent compensation consultant engaged by Compensation Committee.
✓	Executive stock ownership guidelines based upon multiple of executive’s base salary.
✓	Executive stock holding requirements, which require executives to hold one-half of their equity awards for three additional years after they vest.

What We Don’t Do

✗	No employment agreements for executives.
✗	No change-in-control agreements for executives or related executive tax gross-up benefits.
✗	Prohibitions against speculative transactions in our securities, pledging our securities as collateral and hedging transactions involving our securities.
✗	No dividends or dividend equivalents paid on restricted performance stock rights during performance period.

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2019 Proxy Statement Summary

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2019. The following table contains summary information with respect to fees billed to us in 2018 by Deloitte & Touche for professional services.

($ in thousands)	2018
Fees Billed:
Audit Fees	6,946
Audit-Related Fees	370
Tax Fees	94
All Other Fees	55
Total	7,465

  CONSIDER A STOCKHOLDER PROPOSAL TO PERMIT AN UNLIMITED NUMBER OF

  STOCKHOLDERS TO AGGREGATE THEIR OWNERSHIP OF HII COMMON STOCK TO SATISFY

  THE OWNERSHIP REQUIREMENT UNDER OUR PROXY ACCESS BYLAW, IF PROPERLY

  PRESENTED AT THE MEETING

You are being asked to consider a stockholder proposal requesting that the Board take the steps necessary to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under our proxy access bylaw. The Board is recommending a vote against this proposal.

2019 Notice and Proxy Statement    9

General Information About the Annual Meeting and Voting

The Board is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2019 Annual Meeting of Stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board is asking you to vote on the following items at the annual meeting:

•	elect 11 directors;

•	approve the company’s executive compensation on an advisory basis;

•	ratify the appointment of our independent auditors; and

•

consider a stockholder proposal to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under our proxy access bylaw, if properly presented at the meeting.

APPOINTMENT OF PROXY HOLDERS

The Board asks you to appoint Kellye L. Walker and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. You make this appointment by submitting your proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you received a proxy card and you complete and return the proxy card but do not provide voting directions, they will vote your shares as recommended by the Board on all of the matters described in this proxy statement that are brought before the annual meeting.

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the proxy holders to vote the shares in their best judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2018 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. We believe this e-proxy process expedites receipt of proxy materials by stockholders, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 6, 2019, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. The Board strongly encourages

10    Huntington Ingalls Industries, Inc.

General Information About the Annual Meeting and Voting

you to vote. Your vote is important. Voting early helps ensure we receive a quorum of shares necessary to hold the annual meeting. Many stockholders do not vote, meaning the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII shares.

We have two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record.

Voting by Stockholders of Record. If you are a stockholder of record, you have four voting options. You may vote:

•	over the Internet at www.envisionreports.com/HII, the web address included in the Notice of Internet Availability of Proxy Materials and in the proxy card (if you received a proxy card);

•	by telephone through the number included in the proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope; or

•	by attending the annual meeting and voting in person.

If you have Internet access, we encourage you to vote over the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote by proxy over the Internet or by telephone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and therefore not be counted.

Internet and telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on Monday, April 29, 2019. The Internet and telephone voting procedures verify you are a stockholder of record by use of a control number and enable you to confirm your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card (if you received a proxy card).

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. Because it is not practical for most stockholders to attend the annual meeting, the Board recommends you vote using one of the other voting methods. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to attend in person.

Revoking Your Proxy for Stockholders of Record. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•

sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607, provided we receive your written statement before the annual meeting date; or

•	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Time on Monday, April 29, 2019; or

•	signing and returning another proxy card with a later date, provided we receive the later proxy card before the annual meeting date; or

•	voting in person at the annual meeting.

2019 Notice and Proxy Statement    11

General Information About the Annual Meeting and Voting

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Voting by Street Name Stockholders. If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends upon the voting processes of the broker, bank or other nominee. If you are a street name stockholder and would like to vote in person at the annual meeting, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares. Because it is not practical for most stockholders to attend the annual meeting, the Board recommends you vote using one of the other voting methods. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to attend in person.

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholders’ votes. Proxies and voting instructions provided to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the proxies and voting instructions.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 41,656,877 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum must be present to transact business at the annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote as of the record date are present, in person or by proxy. If you indicate an abstention as your voting preference on all matters, your shares will be counted toward a quorum but will not be voted on any matter. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may vote your shares on the proposal to ratify the appointment of our independent auditors, which is known as a routine matter. Votes by a bank, broker or other holder of record on any routine matter will count for purposes of determining a quorum. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting, and, at any reconvened meeting following such an adjournment at which a quorum is present, any business that might have been transacted at the original meeting may be transacted.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares in its discretion only on Item 3 described in this proxy statement. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Items 1, 2 and 4 described in this proxy statement, your shares will not be voted on those matters.

If you have shares in an employee benefit plan and do not vote those shares, your trustee will vote your shares in accordance with the terms of the relevant plan. Accordingly, your trustee may vote your shares in the same proportion as shares held by the plan for which voting instructions have been received, unless contrary to ERISA.

The required vote and method of calculation for the matters to be considered at the annual meeting are as follows:

Item 1—Proposal to Elect Directors

Directors will be elected by a plurality of the shares present in person or by proxy at the annual meeting or any adjournment thereof and entitled to vote on the election of directors. Plurality voting means the 11 director nominees receiving the most votes will be elected to the Board. If you do not want your shares to be voted with respect to a particular director nominee, you may “withhold” your vote with respect to that nominee. If a director nominee receives a greater number of votes “withheld”

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General Information About the Annual Meeting and Voting

for his or her election than votes cast “for” his or her election, such nominee will be required under the majority vote director resignation policy included in our Corporate Governance Guidelines to submit an offer of resignation to the Board for its consideration. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

The executive compensation of our NEOs will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote. Although the vote on this item is non-binding, the Compensation Committee will review the results of the vote and consider it in making future decisions concerning executive compensation.

Item 3—Proposal to Ratify Appointment of Our Independent Auditors

Ratification of appointment of our independent auditors will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 4—Stockholder Proposal to Permit an Unlimited Number of Stockholders to Aggregate Their Ownership of HII Common Stock to Satisfy the Ownership Requirement Under Our Proxy Access Bylaw

The stockholder proposal to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under our proxy access bylaw will be approved if the number of shares voted in favor exceeds the number of shares voted against the proposal. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

IMPORTANT REMINDER OF EFFECT OF NOT CASTING YOUR VOTE IF YOU ARE A STREET NAME STOCKHOLDER

If you are a street name stockholder, it is critical you vote your shares if you want your vote to count on Items 1, 2 and 4. Your bank, broker or other holder of record is not permitted to vote your shares on Items 1, 2 or 4, unless you instruct them how you wish to vote. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2 or 4.

SOLICITING AND TABULATING VOTES

The Board has made these materials available to you in connection with its solicitation of proxies for use at our annual meeting. We will bear the costs of soliciting and tabulating your votes. Our employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2019 annual meeting for a fee of $15,000, plus associated costs and expenses.

We will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

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ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect in advance to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available, as well as a link to the proxy voting website.

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this site at any time and request a paper copy of the proxy statement and annual report.

If you are a street name stockholder, you may also have the opportunity to receive copies of the proxy statement and annual report electronically. Please check the information provided in the proxy materials you received from your bank, broker or other holder of record concerning the availability of this service.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, unless we have received contrary instructions from one or both such stockholders. This procedure reduces our printing costs and postage fees and is environmentally friendly.

If you and another stockholder of record with whom you share an address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, you can request to receive a single copy of the printed proxy materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to us at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you and another stockholder of record with whom you share an address wish to receive a separate Notice of Internet Availability of Proxy Materials or separate printed proxy materials, we will promptly deliver them to you if you request them by contacting Computershare by phone or Investor Relations in writing in the same manner described above.

Stockholders who participate in householding and who receive printed proxy materials will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

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Governance of the Company

OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the Board, company management and the company’s stockholders, with the objectives of promoting the company’s long-term success, improving corporate performance, strengthening Board and management accountability and promoting the long-term interests of our stockholders. The Board and senior management are committed to high standards of corporate governance. We believe those high standards are important not only to our stockholders, but also to our customers, employees, suppliers and other stakeholders.

The following sections provide an overview of our corporate governance model and practices. Among other topics, we describe the responsibilities of the Board, how directors are selected and certain key aspects of Board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe the foundation for good corporate governance starts with a board of directors whose independence, skills, experience and judgment will enable the board to effectively oversee management of the company and to provide constructive advice and counsel to management. The Board and its committees perform a number of important functions for the company and its stockholders, including:

•	overseeing and providing advice on the company’s strategic plan developed by management;

•	assessing the significant enterprise risks to which the company is subject and overseeing management of those enterprise risks;

•	selecting our chief executive officer and evaluating the performance of the chief executive officer and other executive officers;

•	overseeing development and succession plans for our executive officers;

•	monitoring the company’s financial performance and evaluating and approving significant corporate actions;

•

overseeing processes that protect the integrity of the company, including the integrity of the company’s financial statements and compliance with legal requirements and the company’s ethics and business conduct standards; and

•	evaluating the effectiveness of the Board and its committees.

The Board’s oversight role is also effected through the Board’s four standing committees—the Audit Committee, the Compensation Committee, the Governance and Policy Committee and the Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure the committees function in coordination with each other and with the full Board. Our committees are discussed in greater detail beginning on page 21 of this proxy statement.

CRITERIA FOR BOARD MEMBERSHIP

The Board believes all director candidates must possess certain fundamental qualifications and that specialized skills and experiences should be contributed to the Board by individual directors. The

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Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s collective skills and experiences measured against the current and future needs of the Board.

Qualifications for All Directors. The Board believes all its members must possess the following fundamental qualifications:

•	high personal and professional integrity and ethical standards;

•	substantial educational, business, military or professional accomplishments in leading organizations;

•	ability to represent the best interests of all stockholders; and

•	demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for obtaining a security clearance.

Selection of Individual Candidates. In addition to the qualifications applicable to all director candidates, the Board and the Governance and Policy Committee consider, among other matters, a candidate’s knowledge of and experience in such areas as:

•	senior leadership

•	finance, accounting and capital markets

•	the industries in which the company competes

•	manufacturing and operations

•	human resources

•	military and government

•	government relations and regulatory

•	legal, regulatory and compliance matters

•	public company boards

•	technology

•	risk management

•	corporate development and strategy

•	global operations

We also consider whether a candidate can commit sufficient time and attention to Board activities and any potential conflicts with the company’s interests. Our objective is to have the collective skills, experiences and perspectives that create an outstanding, dynamic and effective Board and strengthen the Board’s ability to oversee the company’s business, enhance its performance and represent the long-term interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board’s mission by providing expertise to those committees, and the needs of those committees are considered when evaluating director candidates. The Board and the Governance and Policy Committee also consider diversity factors when selecting director nominees, seeking representation of a range of experiences, backgrounds and perspectives.

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Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of those boards on which a director candidate serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly-traded companies in addition to our Board, and our directors who also serve as chief executive officers or in equivalent positions of other companies should not serve on more than two other boards of publicly-traded companies, in each case without the approval of the chairman of our Governance and Policy Committee. A director who is a full-time employee of our company may not serve on the board of directors of more than two other publicly-traded companies, unless approved by the Board. No member of our Audit Committee may serve on the audit committees of more than three publicly-traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. Upon the recommendation of the Governance and Policy Committee, the Board may waive either of these requirements as to any director, if the Board deems waiver to be in the best interests of the company. In addition to our retirement policy, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects the affected director to tender his or her resignation for consideration by the Governance and Policy Committee and the Board, as provided in our Corporate Governance Guidelines.

Conclusion. Satisfaction of the foregoing criteria for Board membership is implemented and assessed through continuous consideration of director succession by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and Policy Committee believe that, individually and collectively, the company’s current directors possess the necessary qualifications to provide effective oversight of the company’s business and contribute constructive advice and counsel to the company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible under its charter for recommending to the full Board director nominees for election by our stockholders and for identifying and recommending candidates to fill any vacancies that may occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates. Candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

Evaluations of director candidates who would be new to the Board (other than nominees recommended by our stockholders, as described below) include consideration of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board, members of the Governance and Policy Committee and one or more other Board members who desire to interview a candidate, and deliberations of the Governance and Policy Committee and the full Board. The Governance and Policy Committee then recommends the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by our stockholders or to be elected by the Board to fill a vacancy.

In connection with its recommendations to the Board of director nominees for election at each annual meeting, the Governance and Policy Committee considers the size of the Board and the criteria set forth above to recommend nominees who, individually and as a group and collectively with directors who will continue to serve on the Board, the Governance and Policy Committee believes satisfy the

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qualifications the Board needs. Accordingly, the Governance and Policy Committee annually reviews the composition of the Board as a whole and makes recommendations, if necessary, to improve the Board to achieve what it believes is the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other factors.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All director candidates recommended by stockholders are required to meet the criteria for directors described above, and candidates who meet the criteria described above will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate director candidates recommended by stockholders in the same manner as candidates identified through other means.

Stockholders who wish to nominate a person for election as a director at an annual meeting must follow the procedures set forth in our bylaws and described beginning on page 27 of this proxy statement. Additionally, our bylaws include a proxy access right, which enables a stockholder or a group of up to 20 stockholders owning continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination to nominate and include in our proxy materials director candidates constituting up to the greater of 25% of the number of directors then in office or two directors, subject to the requirements specified in our bylaws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access bylaw provisions must satisfy the requirements in our bylaws, as described under the heading “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors” of this proxy statement. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that for other director candidates.

MAJORITY VOTE DIRECTOR RESIGNATION POLICY

Our Corporate Governance Guidelines include a majority vote director resignation policy. Under such policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withhold Vote”) in an uncontested election of directors must tender to the Board his or her offer of resignation within five days following certification of the stockholder vote. The Governance and Policy Committee will promptly consider the resignation offer and make a recommendation to the Board to accept or reject the tendered offer of resignation. The Board will act on the Governance and Policy Committee’s recommendation within 90 days following certification of the stockholder vote. The Board will then promptly disclose its decision to accept or reject the director’s resignation offer, including its rationale, in a report furnished to or filed with the SEC.

The Governance and Policy Committee in making its recommendation, and the Board in making its decision, will consider the best interests of the company and our stockholders and may consider any other factors or other information that it considers appropriate and relevant, including but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the company; and

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•

the overall composition of the Board and its committees, including whether, if the offer of resignation is accepted, the company will no longer be in compliance with any applicable law, rule, regulation or governing document.

Any director who tenders his or her offer of resignation under our majority vote director resignation policy will not participate in the Governance and Policy Committee deliberation or recommendation or Board deliberation or action to accept or reject the resignation offer. If a majority of the Governance and Policy Committee received a Majority Withhold Vote at the same election, then the independent directors (other than those who received a Majority Withhold Vote in that election) will instead appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If, however, the independent directors who did not receive a Majority Withhold Vote constitute two or fewer directors, all independent directors may participate in the action to accept or reject the resignation offers, except that each director who has tendered his or her offer of resignation will recuse himself or herself from the deliberations and voting with respect to his or her individual offer to resign.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve for the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion in accordance with our bylaws, may fill any resulting vacancy or may decrease the size of the Board.

STOCKHOLDERS RIGHT TO NOMINATE PROXY ACCESS NOMINEES

Our bylaws provide our stockholders proxy access rights. Under Section 2.15 of our bylaws, we are required to include in our proxy materials for an annual meeting any stockholder nominee who is nominated by an “Eligible Stockholder.” An “Eligible Stockholder” is any stockholder or group of up to 20 stockholders that has beneficially owned continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination. Eligible Stockholders must provide proof of ownership of the requisite amount of stock for the three-year time period and represent that the shares were acquired in the ordinary course of business and not to change or influence control of the company. Eligible Stockholders must also provide certain other written representations, warranties and agreements to the company, including an agreement to assume liability from any legal or regulatory violation arising out of the Eligible Stockholder’s communication with our stockholders and to comply with all applicable laws and regulations, as described in more detail in Section 2.15 of the bylaws.

The maximum number of directors who can be nominated by Eligible Stockholders, referred to as “Stockholder Nominees,” at any annual meeting is the greater of 25% of the number of directors then in office or two directors. Section 2.15 of our bylaws includes procedures to prioritize nominations if the number of Stockholder Nominees exceeds the maximum number of Stockholder Nominees we are required to include in our proxy materials for any annual meeting. Stockholder Nominees must provide written notice to the company, which must include specific information, including information similar to the information required from stockholders to propose business and director nominations through the advance notice provisions included in Section 2.08 of our bylaws. As described in Section 2.15 of our bylaws, this notice must include an express consent to be named as a director nominee in our proxy materials and to serve as a director if elected, as well as required disclosures and information about, and representations, undertakings and consents by, the Stockholder Nominee to enable the Board to determine whether the Stockholder Nominee meets the independence and other general requirements for directors set forth in our bylaws and our Corporate Governance Guidelines.

Stockholders who would like to nominate candidates using proxy access should refer to Section 2.15 of our bylaws, which sets forth all the requirements for proxy access nominations. The Board may

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exclude any Stockholder Nominee from our proxy materials if the Stockholder Nominee or Eligible Stockholder(s) fail to meet the requirements or provide the undertakings set forth in our bylaws or Corporate Governance Guidelines and for other reasons set forth in our bylaws. See “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors.”

DIRECTOR INDEPENDENCE

The Board makes determinations regarding the independence of our directors on an annual basis, based upon the Governance and Policy Committee’s evaluation of director independence and related recommendations to the Board. Under our Corporate Governance Guidelines, to be considered independent: (i) a director must be independent as determined under Section 303(A).02(b) of the NYSE Listed Company Manual and (ii) in the Board’s judgment, the director must not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

The Board has considered relevant relationships between the company and each non-employee director to determine compliance with NYSE independence requirements. Based upon its review, the Board has determined that Mr. Bilden, General Collins, Admiral Donald, Admiral Fargo, Ms. Harker, Ms. Kelly, Ms. McKibben, Mr. Schievelbein, Mr. Welch and Mr. Wilson, who comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional independence requirements of the SEC and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

BOARD LEADERSHIP STRUCTURE

The Board understands that one of its primary responsibilities is to evaluate and determine the optimal leadership structure for the Board from time to time to facilitate effective oversight of the company. Our bylaws establish the position of Chairman, and our Corporate Governance Guidelines state that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors consider this matter on at least an annual basis. This consideration includes the advantages and disadvantages of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in the context of our operating and governance environment over time, with the goal of achieving the optimal model for the Board’s effective oversight of the company’s affairs.

Non-Executive Chairman. The Board has considered the Board leadership matter and determined an independent, non-executive chairman is the optimal model for the company at this time. This structure provides the Board with independent leadership and allows the chief executive officer to focus on the company’s business operations. The independent directors appointed Admiral Fargo as our non-executive Chairman of the Board at the time the company began operating as an independent stand-alone company in 2011, and he has served as Chairman since that time.

Our non-executive Chairman has the following responsibilities under our Corporate Governance Guidelines:

•	chair all Board and stockholder meetings, including executive sessions of the independent directors;

•	serve as a liaison between the chief executive officer and the independent directors;

•

ensure the quality, quantity and timeliness of the flow of information from management to the Board; although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials;

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•

prepare the agendas of the Board meetings and assist the chairman of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

•	along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	have the authority to call meetings of the Board and meetings of the independent directors; and

•	if requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Conclusion. All of our directors play an active role in overseeing the company’s business at both the Board and committee levels. The Board is currently comprised of one non-independent director who serves as our Chief Executive Officer and ten independent directors. Our independent directors are skilled and experienced leaders in industry and the military. Our independent directors are effective in collaborating with management and thoroughly considering proposals made by management, and an independent Board leader facilitates this relationship. We therefore believe a non-executive Chairman of the Board, along with nine other strong independent directors, is an appropriate and effective structure at this time to oversee the company’s affairs and to provide advice and counsel to the Chief Executive Officer and other executive management of the company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has four standing committees: Audit, Compensation, Governance and Policy and Finance. Each of the Audit, Compensation and Governance and Policy Committees is constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance listing standards; the Finance Committee is not subject to any such requirements or standards. Each Board committee is governed by a written charter, which sets forth the responsibilities of the committee, including the responsibilities described in this section. Each charter can be viewed on our website at www.huntingtoningalls.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent, as determined under the corporate governance listing standards of the NYSE.

Audit Committee. The Audit Committee’s responsibilities include:

•

Overseeing HII’s relationship with its independent auditor, including (i) reviewing and pre-approving each service and related fees considered to be auditing services and non-prohibited non-audit services and (ii) meeting with the independent auditor to review, among other things, all critical accounting policies, all material alternative accounting treatments discussed with management, and all material written communications with management

•	Overseeing our internal audit function

•

Overseeing financial statement and disclosure matters, including meeting with management, the internal auditors and the independent auditor to review and discuss the content of our periodic reports, including financial information, and management’s assessment of internal control over financial reporting

•	Overseeing other matters, including our major financial risk exposures and our compliance program.

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The members of the Audit Committee are Mr. Wilson (chair), General Collins, Mr. Schievelbein and Mr. Welch. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that Mr. Wilson possesses accounting or related financial management expertise. The Board has also determined that Mr. Wilson qualifies as an “audit committee financial expert,” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	Establishing annual and long-term performance goals and objectives for the Chief Executive Officer and all other elected officers, and evaluating those officers against their goals and objectives

•	Reviewing, approving and submitting for ratification by the independent members of the Board the Chief Executive Officer’s compensation

•	Reviewing and approving the direct and indirect compensation of all other elected officers

•	Reviewing and recommending to the Board matters concerning compensation of Board members

•	Reviewing the succession of qualified executive management

•	Identifying, in consultation with management, the appropriate peer group for competitive comparisons and relative position of pay levels versus peers

•	Overseeing our policy regarding the recovery of performance-based short- or long-term cash or equity incentive compensation payments in certain circumstances.

The members of the Compensation Committee are Ms. Harker (chair), Mr. Bilden, Admiral Donald and Ms. Kelly. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (“IRC”). None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2018.

Governance and Policy Committee. The Governance and Policy Committee’s responsibilities include:

•	Developing and recommending to the Board criteria for Board membership

•	Identifying and reviewing the qualifications of director candidates

•	Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board

•	Identifying and recommending committee member appointments to the Board

•	Reviewing stockholder proposals and recommending any Board response

•	Considering and making recommendations to the Board regarding transactions with related persons and corporate governance matters generally

•	Overseeing the evaluation of the Board

•	Generally monitoring the Board’s oversight of risk management.

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The members of the Governance and Policy Committee are Ms. Kelly (chair), General Collins, Admiral Fargo and Mr. Welch.

Finance Committee. The Finance Committee’s responsibilities include:

•	Overseeing and reviewing our financial affairs, strategies and policies

•	Reviewing and making recommendations to the Board regarding:

•	our financial policies and strategies, capital structure and financial condition

•	our issuances of debt and equity securities and significant borrowing transactions

•	strategic transactions

•	employee benefit plan assets

•	our dividend policy and stock repurchase programs

•	significant capital expenditures

•	Providing oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan.

The members of the Finance Committee are Mr. Schievelbein (chair), Mr. Bilden, Admiral Donald, Ms. Harker and Ms. McKibben. Ms. McKibben was appointed to the Finance Committee in December 2018.

BOARD STRUCTURE

We phased out the classification of the Board, beginning with our annual meeting held in 2016 and ending with our annual meeting held in 2018. Accordingly, all 11 of our directors will be voted upon at our 2019 annual meeting to serve one-year terms.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of the company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors will be held each year. In 2018, all of our directors, other than our Chief Executive Officer, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at five of the six regular Board meetings during the year. The non-executive Chairman presides over the executive sessions.

The Audit Committee routinely meets in separate executive sessions with management, our independent auditor, our Vice President of Internal Audit and committee members only. The Compensation Committee, the Governance and Policy Committee and the Finance Committee also meet in executive session on a routine basis, with only members of the committee present.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations, data and cyber security risks and our processes for identifying, assessing and mitigating

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other significant risks that may affect the company. The full Board oversees our enterprise risk associated with data and cyber security, and the Governance and Policy Committee oversees the internal governance of data and cyber security. Management periodically conducts table top exercises on hypothetical cyber security scenarios, and an ad hoc cyber security committee of the Board participates in those exercises.

To discharge its risk oversight responsibilities, the Board must understand the significant risks to which the company is subject. Risks are inherent in virtually every business decision, and our business strategy creates risks. The Board understands it is neither possible nor prudent to eliminate all risk. Indeed, purposeful, appropriate and managed risk-taking is essential for the company to be competitive and profitable and successfully execute its business strategy. The Board’s objective in overseeing risk management is to satisfy itself that management is identifying and appropriately assessing and mitigating our significant risks.

Management has implemented a robust enterprise risk management (“ERM”) program, which includes annual risk assessments, risk analyses, development of risk plans for enterprise risks, which include risk mitigation activities, monitoring of enterprise risks and periodic reports on enterprise risks and ERM program activities to executive management and the Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across business units and programmatic and functional disciplines within the company. The Enterprise Risk Committee is responsible for developing enterprise risk assessments, developing and monitoring risk mitigation plans for our enterprise risks, monitoring emerging and evolving risks and generating data and reports to facilitate management decision making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is responsible for identifying, assessing and mitigating risks.

The Board and its committees are responsible for understanding and evaluating the company’s ERM processes and determining whether they are achieving their objectives. Management briefs the Board on an annual basis on the company’s overall ERM program, which includes a report on the company’s annual enterprise risk assessment process, a review of the company’s latest roster of enterprise risks, assessments of the probabilities of such risks occurring and their potential severity and assessments of management’s capability of mitigating individual enterprise risks. Management also briefs the Board or a Board committee on a periodic basis on significant individual risks, which includes a report on the risk by management’s risk owner and the related risk mitigation plan. The Board is updated on an interim basis on any changes to the company’s enterprise risk roster and any other material developments affecting the company’s ERM program.

The Governance and Policy Committee is responsible under its charter for developing and recommending to the full Board a methodology for the Board’s oversight of risk management and for monitoring the Board’s oversight of risk management. In connection with this responsibility, the Governance and Policy Committee evaluates the enterprise risk roster generated from the company’s enterprise risk assessment, allocates oversight responsibilities among the full Board and individual standing Board committees and develops a risk briefing schedule, based upon management’s relative prioritization of enterprise risks.

Oversight of risk management is a continuous process and inherent in the company’s strategic decisions. The Board and its committees facilitate open communication between management and the directors and foster an appropriate culture of integrity and risk awareness. The Board and its committees engage in communications throughout the year with management regarding risk assessment and risk management, and directors are encouraged to and do communicate directly with senior management.

While the full Board has ultimate responsibility for the oversight of risk management, Board committees oversee certain individual enterprise risks relating to matters within the scopes of their responsibilities

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Governance of the Company

and report to the full Board with respect to this oversight. All standing Board committees play significant roles in the risk management oversight function. Board oversight of certain significant risks arising from the business and activities of HII are coordinated generally among Board committees as follows:

BOARD OF DIRECTORS

Audit	Compensation	Finance	Governance and Policy

Oversees:	Oversees:	Oversees:	Oversees:

• System of internal controls	• Compensation principles and practices	• Financial policies and strategies	• Governance risk, including board composition and governance practices

• Integrity of financial statements	• Process for identifying and mitigating compensation risks	• Capital structure and financial position	• Director succession planning

• Financial reporting process	• Executive management compensation	• Strategic transactions	• Policies and practices regarding significant public policy and corporate responsibility matters

• Internal and external audit function	• Executive management succession planning	• Dividend policy and stock repurchase programs

• Legal risk	• Performance of CEO and other executive officers	• Significant capital expenditures

• Compliance program, including Code of Ethics and Business Conduct

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, the Board (under the oversight of the Governance and Policy Committee) conducts annual evaluations of the performance of the full Board and individual committees. The Board utilizes a mix of self-evaluation processes from year to year, ranging from written narrative responses to written questions regarding Board and committee matters to individual interviews with directors conducted by the Chairman of the Board. Following the collection of information from individual directors, the Board evaluation results are reviewed by the Board and the respective committee evaluation results are reviewed by the related committee.

DIRECTOR EDUCATION

Our Corporate Governance Guidelines provide that all directors are encouraged to periodically attend director continuing education programs, and the Board has adopted an informal policy encouraging each director to attend at least one external director education program every other year. We maintain a roster of continuing director education programs offered by leading director education organizations, facilitate registrations for directors to attend such programs and reimburse directors for expenses incurred to attend such programs.

In addition to encouraging director attendance at external programs, the Board periodically provides training on select topics to its members at Board meetings. We track the education programs, both

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Governance of the Company

external and internal, that individual directors attend, and the Governance and Policy Committee reviews those reports on at least an annual basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits officers, directors and certain employees from engaging in any of the following transactions for their own account: speculative transactions in company securities, pledges of company securities as collateral for a loan or other transaction or hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts.

CODE OF ETHICS AND BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code identifies core values, standards and behaviors that guide our officers, directors and employees in the exercise of their duties and responsibilities on behalf of HII. The code also includes the commitments the company has made to its employees, customers, stockholders, communities and suppliers. The code addresses, among other matters, conflicts of interest, corporate opportunities, trading in company securities, political contributions and confidential information. Employees are required to report any conduct they believe in good faith is an actual or apparent violation of the code. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules.

Our Code of Ethics and Business Conduct is available on our website at www.huntingtoningalls.com and available in print to any stockholder requesting a copy. We will post any amendments to our Code of Ethics and Business Conduct on our website. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2018.

MEETINGS AND ATTENDANCE

The Board held six meetings in 2018, and all but one meeting included an executive session of independent directors. In addition, the Board held 21 committee meetings, comprised of six Audit Committee, five Compensation Committee, five Governance and Policy Committee and five Finance Committee meetings. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2018.

Our Corporate Governance Guidelines include an expectation that all directors will attend our annual meetings of stockholders. All of our directors who were directors or nominees at the time of the 2018 annual meeting of stockholders attended the annual meeting, except for Mr. Schievelbein, who had a scheduling conflict.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

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Communications and Company Documents

We welcome communications from our stockholders and other interested parties, and we make information we believe is important to our stockholders and interested parties available on our website. The following sections describe: how stockholders and other interested parties can communicate with the Board; the information we make available to our stockholders and other interested parties and where you can find that information; and the procedures that stockholders must follow to propose matters for consideration at our annual meetings or to nominate persons for election as directors at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other interested parties can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes.

Communications from stockholders and other interested parties are distributed to the Board, a committee or an individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, communications that are unduly hostile, threatening or similarly unsuitable will be excluded. Notwithstanding the foregoing, any communication will be made available to any director upon his or her request.

Our website contains our Restated Certificate of Incorporation, Certificates of Amendment of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. To view these documents, go to www.huntingtoningalls.com, click on “Investor Relations,” the “Company Information” drop-down box and then “Leadership & Governance.” We will post any amendments to our Code of Ethics and Business Conduct on our website. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.huntingtoningalls.com, click on “Investor Relations,” the “Financial Information” drop-down box and then “SEC Filings.”

We will promptly deliver free of charge to any requesting stockholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 (without exhibits), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.huntingtoningalls.com. The information on our website is not a part of this proxy statement.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholders may present proposals for consideration at a future meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and the requirements of our bylaws.

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Communications and Company Documents

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2020 annual meeting of stockholders, the proposal must be received by us by November 19, 2019, at our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of SEC Rule 14a-8. Assuming that our 2020 annual meeting is held within 30 days before or after the anniversary of the 2019 annual meeting (April 30, 2019), we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2020 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2019 annual meeting (March 18, 2019), or between November 19, 2019 and December 19, 2019.

The notice must be submitted in writing to our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our bylaws specify the information that must be contained in the notice. Our bylaws are posted on our website, www.huntingtoningalls.com, and can be accessed by clicking “Investor Relations,” the “Company Information” drop-down box and then “Leadership & Governance.”

Article II, Section 2.15 of our bylaws contains the procedures eligible stockholders must follow to nominate persons for election as directors and to have those candidates included in our proxy materials (proxy access). Assuming that our 2020 annual meeting of stockholders is held within 30 days before or after the anniversary of the 2019 annual meeting (April 30, 2019), we must receive the notice of your intention to make a proxy access nomination not less than 120 days nor more than 150 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2019 annual meeting (March 18, 2019), or between October 20, 2019 and November 19, 2019.

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Corporate Citizenship

We have a long and distinguished history of corporate citizenship. Our core values and culture remind us it is important to operate our businesses in a way that protects the environment, serves the communities in which we operate and enhances the investment of our stockholders. HII’s corporate citizenship activities described below support our commitment to create long-term, sustainable value for our employees, customers and stockholders.

COMPANY VALUES

We are guided by the following values, which describe our company as we want it to be. We want our decisions and actions to demonstrate the highest standards of professional and ethical behavior, and we believe that putting our values into practice creates long-term benefits for our employees, customers, stockholders, communities and suppliers.

Integrity

Integrity is at the heart of who we are and what we do. We are each personally accountable for the highest standards of ethics and integrity, and we strive to fulfill our commitments as responsible citizens and employees. We are committed to consistently treating customers and company resources with the respect they deserve.

Safety

We greatly value our employees and will not compromise on maintaining a safe and healthy work environment for them. We expect everyone to actively participate and take responsibility for their own safety and the safety of those around them. Employees can report safety concerns without fear of reprisal and are empowered to stop work if an operation presents significant risk or danger. We continuously evaluate and improve our operations to understand and mitigate safety risk.

Honesty

We are committed to being honest and fair with our customers, our employees, our stockholders and each other. We will be truthful, trustworthy and honorable in all aspects of work.

Engagement

We are committed to an engaged workforce. Our employees are very engaged in the work they do and take ownership of their work and their work processes. Engagement is a heightened level of ownership whereby employees endeavor to do whatever they can for the benefit of their internal and external customers, and for the success of the organization as a whole.

Responsibility

We seek and accept personal responsibility for our actions and results. We keep promises and commitments made to others. We are responsible for ensuring quality is a component of everything we do. We take pride in providing outstanding customer service.

Performance

We hold ourselves to a very high standard of performance. We are committed to improving our company performance while upholding our strong values. Superior performance and quality ensure future trust and confidence in our products. We promote continuous improvement, innovation and creativity.

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Corporate Citizenship

COMPANY COMMITMENTS

As a company, HII is committed to:

•

Our Employees: We are committed to a work environment that encourages employees to raise concerns, speak up and report suspected misconduct without fear of retaliation. Our employees demonstrate their integrity, dedication and commitment to quality in their daily work and are committed to improving performance and creating success.

•	Our Customers: We are committed to supporting our ever growing customer base. It is a job we take very seriously, and we are intently focused on meeting or exceeding our customer commitments.

•	Our Stockholders: We are committed to sustaining long-term value growth in our company through improved performance and intense focus on delivering excellent results.

•	Our Communities: We are committed to being a visible and positive corporate citizen in every community in which we do business.

•	Our Suppliers: We are committed and engaged with our suppliers. They are an integral part of our team and essential to our ability to achieve our business objectives.

EDUCATION

At HII, we believe one of the best investments in the future is investment in education. We proudly support a variety of early education initiatives; science, technology, engineering and math (STEM) projects at elementary, middle and high schools; and two- and four-year college programs that support our workforce development needs.

The Huntington Ingalls Industries Scholarship Fund (the “HII Scholarship Fund”) was established in March 2016 and is funded primarily by Mr. Petters, our chief executive officer. Mr. Petters declines all but $1 of his annual salary, which is contributed to the HII Scholarship Fund. The fund awards scholarships to dependent children of eligible HII employees enrolled in post-secondary college education (two- or four-year programs) and pre-kindergarten school readiness programs. Since its establishment, the HII Scholarship Fund has awarded or renewed 400 scholarships totaling more than $1,000,000.

The HII Scholarship Fund awards early childhood education scholarships of up to $3,000 for children enrolled in pre-kindergarten school readiness programs. The goal is to award 50 new scholarships each year. Post-secondary education scholarships of up to $1,500 are awarded to dependent children enrolled in two-year degree programs and up to $3,000 for dependent children enrolled in four-year degree programs. The goal is to award 50 new scholarships each year. Post-secondary education scholarships are renewable for students who remain in good academic standing.

ENVIRONMENTAL SUSTAINABILITY

HII’s environmental stewardship and sustainability efforts are recognized nationally and regionally. Newport News Shipbuilding’s Environmental Management System is ISO 14001 (2015) certified, and Newport News Shipbuilding achieved the highest level of accreditation (E4) in the Virginia Environmental Excellence Program. As a company, we are committed to waste reduction and recycling and to preserving and improving air and water quality in all of the communities in which we operate. Ingalls Shipbuilding reduced hazardous waste generation by 46% in 2018, and has reduced hazardous waste generation by 78% since 2012. Equipment upgrades at Newport News Shipbuilding are reducing greenhouse gas emissions by 30%. We are also pleased that many of our employees volunteer their own time and energy to preserving our greatest natural resource—our environment—for future generations.

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Corporate Citizenship

DIVERSITY AND INCLUSION

At HII, our employees are our most important assets and are critical to our success. We value relationships that are based upon mutual respect and appreciation of differences as a formative part of the inclusive culture that is essential to our success as a company. Within this inclusive culture we promote character, civility and community.

We believe we gain a key competitive advantage by building a community that values contributions and perspectives from a variety of backgrounds, skills and experiences regardless of race, ethnicity, color, religion, sex, disability, nationality and other differentiation. Our leaders leverage the differences within their teams. Our corporate values—Integrity, Safety, Honesty, Engagement, Responsibility and Performance—and our Code of Ethics and Business Conduct guide us and serve as reminders that trust and respect are the foundation for an inclusive environment.

Additional information about our employee resource groups, diversity and inclusion in action, supplier diversity programs and highlights from a number of programs in which we have been involved are available on our website at www.huntingtoningalls.com.

MILITARY AND VETERANS

We have a commitment to the men and women of the Armed Forces—and their families—that extends well beyond the ships we build and maintain for the U.S. Navy, the U.S. Marine Corps and the U.S. Coast Guard. We employ more than 7,100 military veterans—about 18% of our workforce—as well as current members of the Reserves and National Guard, and we are committed to filling more than 20% of new jobs with veterans. We are also proud of our ongoing corporate partnership with the United Service Organizations. We are certified by Virginia Values Veterans, a program that helps employers implement nationally recognized best practices in recruiting, hiring and retaining highly skilled and dependable veterans. We also have dedicated veteran recruiters and support more than 30 military- and veteran-specific job fairs every year.

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The Board of Directors

We believe the qualifications, skills and experiences of our directors are consistent with our criteria for the selection of directors and that, collectively, our directors have functioned effectively overseeing the business of the company over the last year.

Ms. McKibben was elected by the Board on December 13, 2018, to fill a vacancy created when the Board increased its size to 11 directors. She was recommended as a candidate for director by a non-management director. The remaining ten directors have served on the Board since our last annual meeting.

We phased out the classification of the Board beginning at our annual meeting held in 2016 and ending at our annual meeting held in 2018. Accordingly, all 11 of our directors will be voted upon at our 2019 annual meeting, and all directors elected at our 2019 annual meeting will serve one-year terms.

2019 DIRECTOR NOMINEES

PHILIP M. BILDEN Director since November 2017

Mr. Bilden, age 54, is a private equity investor and recently retired co-founding member of HarbourVest Partners, LLC.

Positions Held: Mr. Bilden retired in June 2016 as Senior Advisor and co-founding member of the private equity firm HarbourVest Partners, a leading global private equity investment management firm with institutional assets under management in excess of $42 billion. He began his career in Boston in 1991 and relocated to Hong Kong in 1996 to establish the firm’s Asian subsidiary. For 15 years, Mr. Bilden was responsible for the firm’s investment strategy and execution, capital-raising and client service activities throughout the Asia Pacific region, managing personnel and partnerships in multiple countries and cultures. Throughout his 25-year tenure at HarbourVest Partners, he served in senior leadership roles in the firm’s global management, including the firm’s six-person executive committee responsible for governance. Mr. Bilden served ten years in the U.S. Army Reserve as a Military Intelligence Officer from 1986 to 1996.

Other Directorships and Memberships and Education: Mr. Bilden currently serves on the Chief of Naval Operations Executive Panel; the Board of Trustees of the United States Naval Academy Foundation; the Board of Directors of the U.S. Naval Institute; the Board of Trustees and Executive Committee as Vice Chairman of the Naval War College Foundation and inaugural Chairman of the Center for Cybersecurity Conflict Task Force; a member of the Navy League of the United States, Palm Beach Council; and a member of Business Executives for National Security. He also serves on the Advisory Board of Contrast Capital Management, LLC. He previously served on the Board of Visitors, Georgetown University, School of Foreign Service, and the Dean’s Board of Advisors and Asia Pacific Advisory Board, Harvard Business School. Mr. Bilden also has extensive prior board service as chairman or a member of numerous global private equity organizations.

Mr. Bilden graduated with a B.S. in Foreign Service (magna cum laude) in 1986 from Georgetown University as a Distinguished Military Graduate, Army Reserve Officer Training Corps. He received his M.B.A. from Harvard Business School in 1991.

Qualifications, Experience, Attributes and Skills: We believe Mr. Bilden is qualified to serve as a director based upon his significant experience founding and building a private equity firm, including his experience serving in senior leadership roles in the firm’s global management and strategy. In particular, we believe his international experience and the skills he developed through his responsibility for the firm’s investment strategy, capital-raising and client services activities in the Asia Pacific region will serve the Board well. Moreover, we believe his service and engagement on issues impacting cybersecurity and the U.S. Navy and sea services will benefit the Board.

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The Board of Directors

AUGUSTUS L. COLLINS Director since November 2016

General Collins, age 61, has served as Chief Executive Officer of MINACT, Inc. since September 2016.

Positions Held: From January 2012 to August 2016, General Collins was a Major General in the Mississippi National Guard, serving as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard. From July 2010 to January 2012, General Collins served as Executive Vice President for Strategic Planning of MINACT. From August 2007 to July 2010, he served on Mississippi’s Workers’ Compensation Commission as the commission’s representative of labor. General Collins served more than 35 years in the U.S. Army and Mississippi National Guard, which included command of the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces.

Other Directorships and Memberships and Education: General Collins serves on the board of directors of MINACT, Inc., a privately-owned corporation in Mississippi, and the Friends of Mississippi Veterans, a nonprofit entity serving veterans in Mississippi. He is the President of the University of Mississippi Alumni Association. General Collins received a B.S. in Business Administration from the University of Mississippi, an M.B.A. from Jackson State University and a Master’s Degree in strategic studies from the U.S. Army War College.

Qualifications, Experience, Attributes and Skills: We believe General Collins is qualified to serve as a director based upon his 35 years of senior military experience with the U.S. Army and Mississippi National Guard and his experience as a senior executive and then chief executive officer of a company that contracts with the U.S. government, as well as private sector customers.

KIRKLAND H. DONALD Director since January 2017

Admiral Donald, age 65, has served as an independent business consultant since January 2013.

Positions Held: Since January 2013, Admiral Donald has worked as a business consultant and served on the executive advisory board of Moelis Capital Partners LLC/NexPhase Capital, LP. He serves as a technical advisory board member for NuScale Power, LLC, a CFIUS Security Monitor for LANXESS AG, a voting trustee for Brocade Communications Systems, Inc. and a member of the Submarine Advisory Committee for the Government of Australia. From January 2014 to October 2015, Admiral Donald served as Chief Executive Officer, and from June 2013 to January 2014 as Chief Operating Officer, of Systems Planning and Analysis, Inc. Prior to that, Admiral Donald served 37 years in the U.S. Navy. In his last assignment, he served as director of the Naval Nuclear Propulsion Program from November 2004 to November 2012.

Current Public Company Directorships: Admiral Donald has served on the board of directors of Entergy Corporation since June 2013, and is a member of its Finance Committee and Nuclear Committee.

Other Directorships and Memberships and Education: Admiral Donald currently serves on the boards of directors of Battelle Memorial Institute, CyberCore Technologies, LLC, Robbins Gioia, LLC and the Naval Submarine League. He is a graduate of the U.S. Naval Academy, holding a B.S. in Ocean Engineering. Admiral Donald also received an M.B.A. from the University of Phoenix and completed Harvard University’s John F. Kennedy School of Government Senior Executive Fellows Program.

Qualifications, Experience, Attributes and Skills: We believe Admiral Donald is qualified to serve as a director based upon his 37 years of senior military experience with the U.S. Navy, the last eight years of which he served as director of the naval nuclear propulsion program, his experience serving on the boards of directors of other public and private companies and his experience serving as a senior operating officer and chief executive officer of a private company that provides services primarily to the U.S. Department of Defense and U.S. Department of Homeland Security.

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The Board of Directors

THOMAS B. FARGO Director since March 2011

Admiral Fargo, age 70, is Chairman of the Board of Directors of Huntington Ingalls Industries, Inc. and has served in that capacity since March 2011.

Positions Held: Admiral Fargo has led companies in both the transportation and research and development sectors. He served as Commander of the U.S. Pacific Command, leading the largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force from May 2002 until his retirement from the U.S. Navy in March 2005. His 35 years of service included six tours in Washington, D.C. and five commands in the Pacific, Indian Ocean and Middle East, which included Commander-in-Chief of the U.S. Pacific Fleet, Commander Fifth Fleet and Naval Forces of the Central Command.

Current Public Company Directorships: Admiral Fargo serves as a director and Chair of the Audit Committee of Matson, Inc. and serves on the boards of directors and as Chair of the Audit Committees of The Greenbrier Companies, Inc. and Hawaiian Electric Industries, Inc.

Prior Public Company Directorships (within the last five years): Admiral Fargo served on the boards of directors of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Holdings, Inc. (Hawaiian Airlines, Inc.), including as Chairman of its Compensation Committee.

Other Directorships and Memberships and Education: Admiral Fargo serves on the boards of directors of United Services Automobile Association (USAA), the U.S. Naval Academy Foundation, the Japan-America Society of Hawaii, the Iolani School Board of Governors and the Friends of Hawaii Charities. He is a graduate of the U.S. Naval Academy.

Qualifications, Experience, Attributes and Skills: We believe Admiral Fargo is qualified to serve as a director based upon his service as Commander of the largest military command in the world and his senior military, government and operations expertise. His public company board experience has given him expertise in corporate governance, aerospace and defense, transportation and finance. Admiral Fargo has received formal training in board service at Harvard University and Stanford University. He also possesses specialized knowledge in both national and homeland security that is directly relevant to our core business and customers.

VICTORIA D. HARKER Director since August 2012

Ms. Harker, age 54, is an Executive Vice President and the Chief Financial Officer of Tegna, Inc. (“Tegna”).

Positions Held: Ms. Harker began serving in her current position in June 2015, when Tegna separated from Gannett Co., Inc. (“Gannett”). Prior to that and from July 2012, she served as Chief Financial Officer of Gannett. Ms. Harker served as Chief Financial Officer from 2006 to 2012 and as President of Global Business Services from 2011 to 2012 of The AES Corporation (“AES”), a multinational power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc. from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the board of directors of Xylem, Inc. (formerly ITT Corporation), a global water infrastructure company, and as Chair of its Audit Committee and a member of its Leadership Development and Compensation Committee.

Prior Public Company Directorships (within the last five years): Ms. Harker served on the board of directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc. from 2009 to 2014.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, where she chairs the Finance Committee and serves as a member of the Executive Committee, the Special Committee on Governance and the Committee on the University of Virginia’s College at Wise. She is a trustee of the University of Virginia Alumni Association’s $250M Jefferson Trust and participates as an emeritus society member of the Board of Wolf Trap Foundation for the Performing Arts. Ms. Harker received a B.A. from the University of Virginia and an M.B.A. from American University.

Qualifications, Experience, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based upon the significant experience in business and finance she has accumulated serving as chief financial officer and in other senior management positions with large publicly-traded companies, as well as her experience serving on boards and board committees of other publicly-traded companies.

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The Board of Directors

ANASTASIA D. KELLY Director since March 2011

Ms. Kelly, age 69, is the Managing Partner of DLA Piper Americas.

Positions Held: Ms. Kelly has served as Managing Partner of DLA Piper since 2018, as Co-Managing Partner from 2013 to 2018 and as a partner since 2010. Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc. from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman until December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly-traded companies, including MCI WorldCom, Sears, Roebuck and Co. and Fannie Mae.

Current Public Company Directorships: Ms. Kelly serves as a director and Chair of the Governance and Nominating Committee and member of the Risk Committee of Owens-Illinois, Inc., the world’s largest manufacturer of glass containers.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations and serves as a director of the Cardiovascular Institute at George Washington University Hospital. She is also past Chair of Equal Justice Works and a director of Lawyers for Children America. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University and a J.D., magna cum laude, from The George Washington University Law School. She is a member of the Texas Bar and the District of Columbia Bar and a Fellow of the American Bar Foundation.

Qualifications, Experience, Attributes and Skills: We believe Ms. Kelly is qualified to serve as a director based upon her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

TRACY B. MCKIBBEN Director since December 2018

Ms. McKibben, age 49, is the founder and has been the Chief Executive Officer since 2010 of MAC Energy Advisors LLC, an investment and consulting company that serves clients in the alternative energy, renewable energy, clean technology, water and energy efficiency markets.

Positions Held: Prior to her current position, Ms. McKibben served as Managing Director and Head of Environmental Banking Strategy at Citicorp Global Markets from September 2007 to August 2009. She served on the National Security Council at the White House from July 2003 to August 2007 as Director of European Economic Affairs and European Union Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, Ms. McKibben served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss & Feld LLP.

Current Public Company Directorships: Ms. McKibben serves on the Board of Directors of Ecolab Inc. and serves as a member of its Audit Committee and Finance Committee.

Other Directorships and Memberships and Education: Ms. McKibben serves on the board of directors of United Services Automobile Association (USAA) and the Board of Trustees of the New York Power Authority. She is a member of the Council on Foreign Relations. Ms. McKibben graduated from West Virginia State University and received a J.D. from Harvard Law School.

Qualifications, Experience, Attributes and Skills: We believe Ms. McKibben is qualified to serve as a director based upon her experience as the founder and chief executive officer of an investment and consulting company operating in the energy market and her senior leadership experience at a leading investment banking firm, as well as her experience in senior leadership positions in a presidential administration. We also believe Ms. McKibben’s experience serving on the board of directors and as a member of the audit committee and finance committee of the board of another public company complements her qualifications to serve on our Board.

2019 Notice and Proxy Statement    35

The Board of Directors

C. MICHAEL PETTERS Director since March 2011

Mr. Petters, age 59, is President and Chief Executive Officer of Huntington Ingalls Industries, Inc. and has served in such capacity since March 2011.

Positions Held: Mr. Petters served as President of Northrop Grumman Shipbuilding from 2008, when it was formed, until 2011, when it was spun off to form HII. Prior to that, he was President of Northrop Grumman Newport News beginning in 2004. Since joining Newport News Shipbuilding and Dry Dock Company in 1987, his responsibilities have included oversight of the Virginia-class submarine program, the nuclear-powered aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair, human resources and business and technology development. During his service in the U.S. Navy, Mr. Petters served aboard the nuclear-powered submarine USS Bancroft, and he spent five years in the Naval Reserve.

Other Directorships and Memberships and Education: Mr. Petters serves on the board of directors of the U.S. Naval Academy Foundation. He serves on the Board of Advisors to the Center for a New American Security and The Executive Committee of the Aerospace Industries Association, and is Chairman of the Virginia Business Council. He received a B.S. in Physics from the U.S. Naval Academy and an M.B.A. from the College of William and Mary.

Qualifications, Experience, Attributes and Skills: We believe Mr. Petters is qualified to serve as a director based upon his experience as our President and Chief Executive Officer, his experience as President of our predecessor companies, his experience in operations and other senior management positions of our predecessor companies and his military experience as a naval officer.

THOMAS C. SCHIEVELBEIN Director since March 2011

Mr. Schievelbein, age 65, served as Chairman, President and Chief Executive Officer of The Brink’s Company from June 2012 until his retirement in May 2016.

Positions Held: Mr. Schievelbein served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until November 2004. He served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77 and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as Chairman of the Compensation Committee and a member of the Investment Committee and Governance and Policy Committee.

Prior Public Company Directorships (within the last five years): Mr. Schievelbein previously served on the board of directors of The Brink’s Company from March 2009 until his retirement in May 2016, serving as Chairman of that board from June 2012. Before serving as Chairman, he served as a member of its Audit and Compensation Committees. Mr. Schievelbein served on the board of directors of McDermott International Inc. from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the U.S. Naval Academy Foundation from 2004 through 2012. He received a B.S. in Marine Engineering from the U.S. Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Qualifications, Experience, Attributes and Skills: We believe Mr. Schievelbein is qualified to serve as a director based upon his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his prior experience as Chairman, President and Chief Executive Officer of a public company and his experience serving as a director of other public companies.

36    Huntington Ingalls Industries, Inc.

The Board of Directors

JOHN K. WELCH Director since February 2015

Mr. Welch, age 69, was President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) from October 2005 until his retirement in October 2014.

Positions Held: Mr. Welch was previously a senior executive with General Dynamics Corporation, retiring from the company in 2003 as Executive Vice President for the Marine Systems Group, which included Bath Iron Works, Electric Boat and National Steel and Shipbuilding Company (NASSCO). During his career with General Dynamics, which began in 1989, Mr. Welch also served as President of Electric Boat, Vice President of Programs for Electric Boat, with responsibility for new construction, overhaul and repair programs, material acquisition and information technology, and Vice President for Program Development at Electric Boat, with responsibility for strategic planning, program and product marketing and high-technology program acquisition and management. Mr. Welch served over seven years on active duty with the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

Prior Public Company Directorships (within the last five years): Mr. Welch served on the board of directors of Centrus Energy Corp. and its predecessor, USEC Inc., from 2005 until 2013.

Other Directorships and Memberships and Education: Mr. Welch is Chairman of the Board of Battelle Memorial Institute and serves on the boards of Novawall Systems Incorporated and Mount St. Joseph High School. He received a B.S. in Aerospace Engineering from the U.S. Naval Academy, a Master’s Degree in Aeronautical Engineering from the Naval Postgraduate School and an M.B.A. from Loyola College.

Qualifications, Experience, Attributes and Skills: We believe Mr. Welch is qualified to serve as a director based upon his senior executive experience at other public companies in the shipbuilding and energy markets, including his experience as executive vice president of the primary competitor to our core shipbuilding business. Mr. Welch also brings experience as a director of other public and private companies and not-for-profit entities.

Additional Information. Mr. Welch is the retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.). Centrus Energy filed a voluntary petition under Chapter 11 of the federal bankruptcy code on March 5, 2014. On September 30, 2014, Centrus Energy emerged from Chapter 11, prior to Mr. Welch’s retirement from the company.

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The Board of Directors

STEPHEN R. WILSON Director since October 2015

Mr. Wilson, age 72, is an independent business consultant and retired Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.

Positions Held: Mr. Wilson has served in general management, finance and planning capacities at major companies for nearly 30 years. Since 2015, he has served as an independent consultant at Arthur J. Gallagher & Co., a global insurance brokerage and risk management services firm. Prior to that, Mr. Wilson was an independent consultant at Brock Capital Group LLC, an investment bank, from 2010 until 2014. He was a partner at Camelot Equity Partners from 2007 until 2010. Mr. Wilson has also served in various executive roles, including as: Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.; Chief Financial Officer of Pepsi Cola USA; Chief Financial Officer of Frito-Lay International and President of Frito-Lay Brazil; Senior Vice President and Chief Financial Officer and, later, President of Cadbury Beverages North America; and Executive Vice President, Finance and Administration and Chief Financial Officer and, later, Chief Administrative Officer of Footstar, Inc.

Prior Public Company Directorships: Mr. Wilson served on the board of directors of Newport News Shipbuilding, Inc. from 1996 until the company was acquired by Northrop Grumman Corporation in 2002. He also served as chairman of the Audit Committee and as a member of the Compensation and Executive Committees. Mr. Wilson served on the board of directors of Majesco Entertainment Company from 2006 through 2015 and as chairman of the Nominating and Governance Committee and the Audit Committee.

Other Directorships and Memberships and Education: Mr. Wilson currently serves on the board of directors of Blue Man Productions. He previously served: as Finance Director and on the board of directors of Reckitt & Colman PLC; on the statutory board of Natwest Bancorp North America; on the board of directors of Middlesex Mutual Assurance; on the national advisory board of LEK Consulting; on the national advisory board of Chase Bank; on the national advisory board of Parson Consulting; and on the board of directors of Knobias, Inc. Mr. Wilson currently serves on the board of directors of Blue School and previously served on the boards of the South Bronx Educational Foundation and the Manhattan Theatre Club. He graduated from the U.S. Naval Academy, served as a Lieutenant in the U.S. Navy and received an M.B.A. from the Harvard Business School.

Qualifications, Experience, Attributes and Skills: We believe Mr. Wilson is qualified to serve as a director based upon his experience as chief financial officer, and chief executive officer of significant operating units, of several large public companies and his prior service on the board of directors of Newport News Shipbuilding, prior to its acquisition by Northrop Grumman, and more recently on the board of another public company.

38    Huntington Ingalls Industries, Inc.

Director Compensation

Compensation elements for the Board of Directors are designed to:

•	promote alignment with long-term stockholder interests;

•	enable us to attract and retain outstanding directors who meet the criteria described under “Governance of the Company” above;

•	recognize the substantial time commitments necessary to oversee the business of our company; and

•	support the independence of thought and action expected of directors.

Non-employee director compensation is evaluated annually by the Compensation Committee, which makes recommendations to the full Board for consideration and approval. In 2018, the Compensation Committee’s independent compensation consultant, Exequity LLP (“Exequity”) conducted an assessment of the competitive market with respect to outside director compensation. Exequity’s assessment considered the following director compensation elements: board-related pay, committee-related pay, equity pay, total director compensation and chairman of the board compensation. Based upon an analysis of the 15 companies that comprise the peer group for our 2018 NEO compensation analysis, as well as supplemental general industry data gathered from Fortune 500 companies, Exequity concluded that HII’s outside director total compensation is competitive within its market. Our CEO is not paid additional compensation for his service on our Board.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of either restricted stock units or shares of our common stock, in each case granted under our 2012 Long-Term Incentive Stock Plan.

Non-employee directors receive an annual cash retainer of $100,000. Our non-executive Chairman of the Board receives an additional annual cash retainer of $250,000. The additional annual cash retainers for serving as chairs of our standing Board committees are: $25,000 for Audit; $20,000 for Compensation; $20,000 for Governance and Policy; and $20,000 for Finance. The additional annual cash retainers for serving as members (but not as chairs) of the Board committees are: $17,500 for Audit; $7,500 for Compensation; $7,500 for Governance and Policy; and $7,500 for Finance. Cash retainers are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors receive an annual equity award of restricted stock units or shares of our common stock, valued at $130,000. On the first trading day of each quarter, each non-employee director is granted a number of restricted stock units or shares determined by dividing $32,500 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit or share.

Non-employee directors may elect to receive their annual cash retainers in the form of stock units payable upon termination of the director’s board service. Non-employee directors who elect to receive their annual cash retainers in the form of stock units and own shares of our common stock having a value at least five times the director’s annual cash retainer may elect to receive stock units for the following calendar year that are payable in the fifth calendar year after the year in which the stock units are earned (or, if earlier, upon termination of the director’s board service). The stock units are fully vested on the date of grant.

Restricted stock unit awards are fully vested at date of grant but do not generally become payable until 30 days following the date a non-employee director ceases to serve on the Board. Non-employee

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Director Compensation

directors receive dividend equivalents on their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

If a non-employee director owns shares of our common stock having a value at least five times the director’s annual cash retainer, the director may elect to receive his or her annual equity award in the form of either shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

2018 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation for the year ended December 31, 2018, of our non-employee directors who served during any part of 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Philip M. Bilden	115,000	129,627	—	244,627
Augustus L. Collins	125,000	129,627	—	254,627
Kirkland H. Donald	115,000	129,627	—	244,627
Thomas B. Fargo	350,000	129,627	—	479,627
Victoria D. Harker	127,500	129,627	—	257,127
Anastasia D. Kelly	127,500	129,627	—	257,127
Tracy B. McKibben*	5,550	—	—	5,550
Thomas C. Schievelbein	137,500	129,627	—	267,127
John K. Welch	125,000	129,627	—	254,627
Stephen R. Wilson	125,000	129,627	—	254,627

*	Ms. McKibben was elected to the Board on December 13, 2018.
(1)

The values for stock awards represent the grant date fair values of restricted stock units or shares of common stock granted in 2018, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, our non-employee directors serving as directors as of December 31, 2018, held the following number of restricted stock units: Bilden—0, Collins—1,053, Donald—1,053, Fargo—16,221, Harker—5,299, Kelly—15,245, McKibben—0, Schievelbein—16,298, Welch—1,879 and Wilson—1,768; and the following number of shares of common stock: Bilden—10,545, Fargo—2,326, Harker—1,038, Kelly—1,038, Schievelbein—481, Welch—1,545 and Wilson—920.

40    Huntington Ingalls Industries, Inc.

Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2018 compensation of our Principal Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers in 2018 (our “NEOs”). This section includes biographies of our NEOs, the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the NEOs, the Report of our Compensation Committee, and the detailed executive compensation tables required by the SEC, with related narrative disclosure.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience and education of our NEOs.

C. Michael Petters, President and Chief Executive Officer

Mr. Petters is President and Chief Executive Officer of HII. He assumed this role on March 31, 2011, when Northrop Grumman Shipbuilding began operating as the newly-formed and publicly-owned Huntington Ingalls Industries following a spin-off from Northrop Grumman Corporation. Mr. Petters is also a member of our Board.

Mr. Petters is responsible for leading the design, construction and overhaul of conventionally-powered surface combatants, amphibious and auxiliary ships and nuclear-powered submarines and aircraft carriers, as well as business opportunities in adjacent markets. From 2008 until he assumed his current position, he served as president of Northrop Grumman Shipbuilding. Prior to that, he served as president of the Newport News sector of Northrop Grumman Corporation.

Mr. Petters joined Newport News Shipbuilding in 1987 in the Los Angeles-class submarine construction division. He subsequently held a number of positions of increasing responsibility throughout the organization, including production supervisor for submarines, marketing manager for submarines and carriers, vice president for aircraft carrier programs, vice president for contracts and pricing, and vice president for human resources.

A native of Florida, Mr. Petters earned a B.S. in Physics from the U.S. Naval Academy in 1982, served aboard the nuclear-powered submarine USS George Bancroft and spent five years in the Naval Reserve. He earned an M.B.A. from the College of William and Mary.

Mr. Petters serves on the board of directors of the U.S. Naval Academy Foundation. He serves on the Board of Advisors to the Center for a New American Security and The Executive Committee of the Aerospace Industries Association, and is Chairman of the Virginia Business Council.

Christopher D. Kastner, Executive Vice President, Business Management and Chief Financial Officer

Mr. Kastner was elected Executive Vice President, Business Management and Chief Financial Officer effective March 2016. In this role, he is responsible for directing the business strategy and processes in support of business growth and profitability goals. Mr. Kastner also has responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. He also provides oversight for segment business management, contracts and estimating and pricing.

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Executive Compensation

From August 2012 until he assumed his current position, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Kellye L. Walker, Executive Vice President and Chief Legal Officer

Ms. Walker has served as Executive Vice President and Chief Legal Officer since joining HII in January 2015. In this position, she has overall leadership responsibility for our law department and outside counsel, which provide a broad range of legal advice and support for the company’s business activities.

Prior to joining us, Ms. Walker was with American Water Works Company, Inc., the country’s largest investor-owned water and wastewater utility company, where she served as Senior Vice President, General Counsel and Secretary from January 2010 to January 2015. During her tenure at American Water, she also served as Chief Administrative Officer from September 2010 through May 2014. From February 2007 to June 2009, Ms. Walker served as Senior Vice President and General Counsel of Diageo North America, Inc., the largest operating company of Diageo plc. From February 2003 to December 2006, she served as Senior Vice President, General Counsel and Secretary of BJ’s Wholesale Club, Inc., a leading warehouse club operator. Prior to that, Ms. Walker served as a corporate partner in major law firms in Boston, Massachusetts and in New Orleans, Louisiana.

Ms. Walker’s professional affiliations include the American Bar Association, the Association of Corporate Counsel (former board member) and the Executive Leadership Council. She also serves on the Board of Visitors of Christopher Newport University. Ms. Walker received a B.S. in Business Administration, Marketing from Louisiana Tech University and a J.D. from Emory University School of Law.

Brian J. Cuccias, Executive Vice President and President, Ingalls Shipbuilding

Mr. Cuccias has served as Executive Vice President and President of Ingalls Shipbuilding since April 2014. He is responsible for all programs and operations at Ingalls, including U.S. Navy destroyers, amphibious assault and surface combatant programs, and the U.S. Coast Guard cutter program.

Prior to his current position and from February 2011, Mr. Cuccias served in several different positions at our Ingalls Shipbuilding segment, including vice president, program management, vice president, amphibious ship programs, and vice president, large deck amphibious ships. From 2008 to February 2011, he was vice president, surface combatants for Northrop Grumman Shipbuilding. After joining a predecessor of Northrop Grumman in 1979, he held a variety of positions, including assistant to the group vice president of Avondale Industries, sector vice president, material, for Northrop Grumman Ship Systems, and DDG(X) and DDG 1000 program manager and vice president.

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Executive Compensation

Mr. Cuccias earned a B.S. in Accounting from the University of South Alabama and has attended executive education programs at Harvard Business School and the University of Pennsylvania’s Wharton School. He is a member of the Executive Committee of the Mississippi Gulf Coast Business Council and serves on the boards of directors of the Mississippi Economic Council (the state’s chamber of commerce), the Jackson County Economic Development Foundation and the Salvation Army of Mobile.

Jennifer R. Boykin, Executive Vice President and President, Newport News Shipbuilding

Ms. Boykin was elected Executive Vice President and President, Newport News Shipbuilding, effective July 2017.

From 2012 until she assumed her current position, Ms. Boykin was Vice President, Engineering and Design for Newport News Shipbuilding. Since joining Newport News Shipbuilding in the Nuclear Division in 1987, Ms. Boykin has had a variety of responsibilities, including serving as Vice President of Quality and Process Excellence, Director of Facilities and Waterfront Support, and program manager for the Nuclear Engineering Division. Ms. Boykin also served as a construction superintendent for the aircraft carrier program during construction of USS John C. Stennis and USS Harry S. Truman.

Ms. Boykin holds a B.S. in Marine Engineering from the U.S. Merchant Marine Academy and a Master’s Degree in Engineering Management from The George Washington University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2018 compensation of our Named Executive Officers.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News Shipbuilding segment in Virginia and Ingalls Shipbuilding segment in Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions segment provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear and Environmental, and Oil and Gas groups. Headquartered in Newport News, Virginia, HII employs more than 40,000 people domestically and internationally. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

Our 2018 Named Executive Officers (“NEOs”) are:

C. Michael Petters	President and Chief Executive Officer
Christopher D. Kastner	Executive Vice President, Business Management and Chief Financial Officer
Brian J. Cuccias	Executive Vice President and President, Ingalls Shipbuilding
Kellye L. Walker	Executive Vice President and Chief Legal Officer
Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding

Executive Summary

Our executive compensation program and practices are described in detail over the following pages. We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay for performance. We have also designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

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Executive Compensation

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2018.

CEO[1]	Other NEOs[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed (cash) compensation therefore represented 0% of his total direct compensation. Total direct compensation does not include perquisites and other benefits.

(2)	Average allocation for the NEOs other than the CEO. Total direct compensation does not include perquisites and other benefits.

100% of Mr. Petters’ total direct compensation in 2018 was directly linked to our performance through his annual and long-term incentive awards. Approximately 82% of the total direct compensation of our other NEOs was comprised of performance-based incentive awards.

Our underlying philosophy of pay for performance focuses us consistently on achieving our financial and operational goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder-friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

2018 Business Highlights

2018 was another successful year for HII and our employees as we continued to achieve performance objectives consistent with our strategic plan. Our financial accomplishments in 2018 included:

•	$9.8 billion in new contract awards.

•	$8.2 billion in revenues, a 9.9% increase over the prior year.

•	$951 million in operating income, compared to $881 million the prior year.

•	$19.09 diluted earnings per share, compared to $10.46 diluted earnings per share and $12.14 adjusted diluted earnings per share* from the prior year.

•	$788 million of common stock repurchases and quarterly cash dividend increase of 19.4% to $0.86 per share in the fourth quarter.

*	Non-GAAP financial measure. See Annex A for definition and reconciliation to comparable GAAP financial measure.

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Executive Compensation

Our operational accomplishments in 2018 included:

•	Achievement of 87% structural completion on the aircraft carrier John F. Kennedy (CVN 79).

•	Completion of the inactivation of the aircraft carrier Enterprise (CVN 65).

•	Delivery of the Virginia-class submarine USS Indiana (SSN 789).

•	Authentication of keel of the Virginia-class submarine Montana (SSN 794).

•	Completion of acceptance trial of the guided missile destroyer Paul Ignatius (DDG 117).

•	Launching and christening of the guided missile destroyer Frank E. Petersen Jr. (DDG 121).

•	Start of fabrication of the guided missile destroyer Jack H. Lucas (DDG 125).

•	Start of fabrication of the amphibious assault ship Bougainville (LHA 8).

•	Delivery of the National Security Cutter Kimball (NSC 7).

•	Authentication of keel of the National Security Cutter Stone (NSC 9).

•	Award to Triad National Security, a joint venture supported by HII’s Technical Solutions segment, of the contract to manage and operate the Los Alamos National Laboratory.

•	Completion of transition of the Los Alamos Legacy Cleanup Contract to N3B, a joint venture of HII’s Technical Solutions segment.

•	Acquisition of G2, Inc., a cybersecurity solutions and services company.

Commitment to Compensation Best Practices

We highlight below certain executive compensation practices we have implemented to drive performance, as well as certain practices we have avoided, in the belief they would not serve our customers’ or stockholders’ long-term interests.

WHAT WE DO
Consideration of Annual “Say-on-Pay” Advisory Vote	The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.
Pay for Performance	Our executive compensation program is heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements. Variable compensation is tied to the achievement of performance goals and includes annual incentive awards and restricted performance stock rights, which are described in detail in this CD&A.
Compensation Risk Assessment	We assess the risk of our compensation programs on an annual basis both internally and with the engagement of the Compensation Committee’s independent compensation consultant. The Compensation Committee agreed with the consultant’s conclusion that there was no undue risk associated with the design or delivery of the programs in 2018.

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Executive Compensation

WHAT WE DO
Executive Compensation Recoupment (Clawback) Policy	Our executive compensation recoupment, or clawback, policy allows us to seek reimbursement in certain circumstances of all or a portion of any performance-based short- or long-term cash or equity incentive compensation paid or awarded to executive officers.
Targeted Compensation Benchmarking	HII is a unique business with few direct competitors. The Compensation Committee therefore strikes a balance between internal equity and external benchmarking when setting executive pay levels.
Independent Compensation Consultant	The Compensation Committee engages an independent compensation consultant to assess the market for the determination of our executive compensation elements and targets on an annual and ongoing basis.
Executive Stock Ownership Guidelines and Holding Requirements	Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock, and we have instituted holding requirements prohibiting our NEOs from selling HII common stock received as compensation until their stock ownership requirements have been met. The holding requirements also require our NEOs to continue to hold one-half of their long-term incentive awards for three additional years after they vest.
Director Stock Ownership Guidelines and Holding Requirements	Although our directors do not have specific stock ownership guidelines, the restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, beginning in 2019, non-employee directors may elect to receive their annual cash retainers in the form of stock units.

WHAT WE DON’T DO
No Employment Agreements for Executives	None of our NEOs have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination circumstances.
No Change-in-Control Agreements for Executives	We have no change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.

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Executive Compensation

WHAT WE DON’T DO
No Hedging or Pledging by Officers or Directors	Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction or engaging in any hedging transactions involving our securities.
No Dividends or Dividend Equivalents on Unearned RPSRs	No dividends or dividend equivalents are paid out on restricted performance stock rights during the performance period. Dividend equivalent units are paid only at the time and to the extent that the underlying shares vest and are paid.

Executive Compensation Principles

The Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, including the enhanced independence considerations applicable to members of the Committee. The Committee oversees all of our compensation and benefit programs that affect our NEOs, as well as other officers elected by the Board. The Committee also provides strategic direction for our overall compensation and benefits structure and oversees CEO and executive officer succession plans. In conducting oversight of these programs, the Committee is guided by the following compensation principles it has approved:

•

Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

•	Compensation programs will be designed to influence outcomes and will provide a balance between short- and long-term performances.

•

Compensation programs will be based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and will be formula-based with appropriate levels of discretion for adjustments.

•

Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals, but measures oriented to promoting strong improvements in our own business results will be the predominant factor.

•

Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

•

Achievement of business goals through both annual operating performance and increased stockholder value will produce significant individual rewards; failure to achieve business goals will negatively affect the pay of our executives.

•

To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. The restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in

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which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, beginning in 2019, non-employee directors may elect to receive their annual cash retainers in the form of stock units.

•

The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other features, such as our stock ownership guidelines and holding requirements, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to promote proper alignment, accountability and line-of-sight regarding commitments and priorities.

Pay for Performance

The fundamental philosophy of our executive compensation program is pay for performance. Our pay-for-performance philosophy and compensation principles are designed to attract, motivate and retain highly-qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. As such, we provide significant reward opportunities to our NEOs linked to achievement of our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value. Performance-based compensation is balanced over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk taking behaviors.

This focus on performance is demonstrated in the compensation mix of our NEOs. Our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total target compensation corresponding to each compensation element for our CEO and for our other NEOs collectively for 2018.

CEO Target Compensation Mix [1]	Other NEOs Target Compensation Mix[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed (cash) compensation therefore represented 0% of his total direct compensation. Total target compensation does not include perquisites and other benefits.

(2)	Average allocation for the NEOs other than the CEO. Total target compensation does not include perquisites and other benefits.

The design of our incentive compensation plans also supports our pay-for-performance philosophy. A significant portion of the potential compensation of our executives is at risk, and that risk increases with each executive’s level of responsibility. Exceeding our financial and operational targets can result in a payout of up to 200% of the original award target, while failure to meet our targets can result in no payouts of incentive compensation to NEOs under our plans.

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2018 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal of supporting a pay-for-performance philosophy by implementing compensation programs that reward performance, are market competitive and align the interests of our executives with the interests of our stockholders and customers, we seek the views of our stockholders annually on the design, effectiveness and results of our executive compensation program.

At our 2018 Annual Meeting of Stockholders, our stockholders approved our executive compensation on an advisory basis with 99% of the votes cast. This strong support, among other factors, resulted in the Committee not making significant changes to our executive compensation program.

Retention of Independent Compensation Consultant

The Committee continued in 2018 to engage an independent compensation consultant, Exequity LLP (“Exequity”), to assist the Committee in carrying out its responsibilities under its charter. Under the terms of the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with company management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the engagement.

Exequity attended several Committee meetings during 2018 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Independence Assessment

In accordance with SEC rules and NYSE listing standards, the Committee requested and received information from Exequity relating to the consultant’s independence and potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based upon an assessment of these factors, including information gathered from our directors and executive officers relating to business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes our total compensation program (base salary, target annual cash incentive awards, target long-term incentive awards and benefits) should provide aggregate compensation at approximately the 50th percentile of the relevant market. Based upon an analysis conducted by Exequity and reviewed with the Committee, the Committee determined that our NEO base pay generally falls at or below the median and long-term incentive compensation is generally in the third or fourth quartile among the peer companies. This compensation mix is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company and therefore at risk.

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HII is a unique business with few directly comparable peer companies. As such, our current peer group is comprised of heavy manufacturing, engineering and defense companies that have annual revenues generally between $1 billion and $20 billion and that most closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median annual revenues for peer group companies was $5.9 billion, compared to our 2018 revenues of $8.2 billion. The targeted peer group for our 2018 NEO compensation analysis consisted of the following 15 companies:

BWX Enterprises, Inc.	Oshkosh Corporation
Chicago Bridge & Iron Company	Rockwell Collins, Inc.
Harris Corporation	Spirit AeroSystems Holdings, Inc.
KBR Inc.	Teledyne Technologies Incorporated
L-3 Communications Holdings Inc.	Textron Inc.
Moog Inc.	TransDigm Group
NRG Energy, Inc.	Triumph Group, Inc.
Orbital ATK Inc.

As a result of ongoing monitoring and analysis of the business landscape, the Committee has decided to modify this peer group for 2019 as follows:

•	Chicago Bridge & Iron Company was removed as a result of its merger into McDermott International;

•	Orbital ATK was removed as a result of its acquisition by Northrop Grumman; and

•	Parker-Hannifin Corporation and Curtiss-Wright Corporation were added.

All other peer companies will remain the same.

Compensation Risk Assessment

The Board actively oversees our overall risk profile, including the potential risk posed by our compensation programs. During the third quarter of 2018, a risk assessment and analysis of our executive compensation programs was conducted by Exequity. Their findings confirmed that our executive compensation programs are designed to drive a pay-for-performance philosophy and do not create risks that are likely to have a material adverse impact on the company. The Committee reviewed and discussed the risk analysis with Exequity and agreed with the consultant’s conclusions.

The following factors are key components of our executive compensation risk mitigation efforts:

•

Our stock ownership guidelines and additional stock holding requirement of three years from the date of payout, including any payout that occurs within one year of retirement, provide a strong risk mitigation tool;

•	Our clawback policy applies to all employees at the level of vice president and above, allowing us to recoup incentive payments in the event of restated financial results;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes when appropriate;

•	Long-term incentive compensation payouts are capped at 200%, preventing possible windfall awards resulting from unforeseen circumstances; and

•

Long-term incentive compensation awards are earned over a three-year performance period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

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2018 Compensation Elements

The direct compensation elements for executives under our compensation program consist primarily of base salaries, annual incentive awards and long-term incentive awards. Annual base salary provides a fixed minimum level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives. Annual incentive awards are generally paid in cash and intended to motivate executives to achieve pre-determined financial and operational goals that are aligned with our strategic goals. Long-term incentive awards are generally equity-based and intended to promote achievement of pre-determined three-year performance goals aligned with stockholder interests.

2018 Key Compensation Decisions

Key compensation decisions for our NEOs for 2018 included the following:

•	Base salaries for Mr. Kastner and Ms. Boykin were increased as a result of market adjustments.

•

Targets as a percentage of base salary for annual incentive awards under our AIP were not increased in 2018. Based on our performance for 2018, as well as the individual performances of our NEOs, payout awards were approved at levels that ranged from 105% to 176% of targets.

•

Targets as a percentage of base salary for long-term incentive awards were not increased in 2018. All long-term incentive awards were in the form of restricted performance stock rights, which vest only upon achievement of performance metrics.

Base Salaries

The base salaries of Mr. Kastner and Ms. Boykin increased in 2018, and the base salaries for our other NEOs were unchanged, effectively maintaining market competitiveness. Increases for Mr. Kastner and Ms. Boykin were based on management’s recommendation and an analysis of market and peer company data conducted by our independent compensation consultant.

Base salaries for our NEOs for 2018 were as follows:

Name	Title	2018 Annual Salary ($)
C. Michael Petters *	President and Chief Executive Officer	1
Christopher D. Kastner	Executive Vice President, Business Management and Chief Financial Officer	575,000
Brian J. Cuccias	Executive Vice President and President, Ingalls Shipbuilding	550,000
Kellye L. Walker	Executive Vice President and Chief Legal Officer	527,875
Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding	500,000

*

At his request, Mr. Petters receives an annual base salary of $1. His primary compensation comes from performance-based equity compensation, and, as a significant stockholder, his personal wealth is tied directly to sustained performance and HII stock price appreciation, which directly aligns with stockholder interests. Mr. Petters will continue to receive equity and non-equity performance-based compensation reflected as a percentage of his 2015 base salary. The Committee will continue to review compensation opportunities for Mr. Petters on an ongoing basis and recommend changes, if needed, to maintain alignment with business objectives.

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Creation of Annual Incentive Plan (AIP) and Long-Term Incentive Stock Plan (LTIP) Goals

The Committee approved financial metric goals under our AIP for the corporate office, as well as a combination of financial and operational metric goals for each of our three operating divisions. The guiding principle behind all of our performance metrics is that they drive the desired outcomes to promote customer satisfaction and increase stockholder value.

Division operational goals based on clear and measurable results were developed collaboratively between division management and corporate management. Operational goals fall into the categories of safety, quality, cost and schedule, with a fifth category oriented to goals focused on division-specific challenges and opportunities, which may change from year to year.

The Committee approved goals for the LTIP to reward performance in three-year increments. The performance metrics for all participants under the LTIP for 2018 were pension adjusted return on invested capital (“ROIC”) and earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”) over the performance period from January 1, 2018 through December 31, 2020.

ROIC is a measure of our ability to use cash flows to generate returns. ROIC is calculated as Adjusted Free Cash Flow divided by Invested Capital. Adjusted Free Cash Flow represents cash flow available to HII’s equity and debt stakeholders, calculated as Free Cash Flow (cash from operations less capital expenditures net of related grant proceeds) plus after-tax interest. Invested Capital is equal to total debt, plus equity, less goodwill and the impact of any Accumulated Other Comprehensive Income/Loss.

EBITDAP is a key indicator of our financial performance. EBITDAP is calculated as Net Earnings, plus interest, taxes, depreciation and amortization, less Net Pension/Post Retirement Benefit Expense.

Annual Incentive Compensation Awards

The Committee approves annual incentive compensation targets for each NEO position. Targets vary with relevant benchmark market levels, individual job level, job scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive target levels for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and provides a basis upon which a final award amount is determined by the Committee based upon its assessment of performance against pre-determined performance criteria after the year has ended. The annual incentive compensation targets for our NEOs expressed as a percentage of base salary tend to fall into the third quartile of the relevant market data.

2018 Annual Incentive Plan

Annual incentive awards for Mr. Petters, Mr. Kastner and Ms. Walker for 2018 were evaluated based upon Operating Margin (“OM”) and Free Cash Flow (“FCF”) for the entire enterprise and revenue for the Technical Solutions division to arrive at a company performance factor (“CPF”), as well as an individual performance factor (“IPF”). OM is equal to segment operating income as a percentage of total revenues. Segment operating income is equal to operating income before the Operating FAS/CAS Adjustment and non-current state income taxes. FCF represents cash from operating activities less capital expenditures net of related grant proceeds.

Achievement of the maximum performance criteria results in a CPF of 2.0. If the CPF is less than 0.5, no annual incentive award is paid. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the corporate office for the 2018 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

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The 2018 annual incentive awards for Mr. Cuccias and Ms. Boykin were evaluated based on their respective division performance factors (“DPF”), which include division financial metric goals, consisting of OM and FCF for their respective divisions and their respective division non-financial goals, which include safety, quality, cost and schedule, as well as their individual IPFs. Achievement of the maximum performance criteria results in a factor of 2.0. No annual incentive award is paid if the CPF with reference to the corporate metrics is less than 0.5. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the operating divisions for the 2018 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO in order to recommend an IPF for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is evaluated based upon consideration of the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

•	Performance on non-financial goals, including company-level goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

The Committee reviews and considers the recommendations from the CEO and all performance information, including a comparison to the 2018 peer group data. The Committee then approves annual incentive compensation awards for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on analyses of relevant market benchmarks and peer group data, we did not increase annual incentive compensation targets as a percentage of base salary for our NEOs from 2017 to 2018. The 2018 Target Bonus amounts were as follows:

Name	Incentive Target as % of Base Salary (%)	2018 Target Bonus ($)
C. Michael Petters (1)	125	1,187,500
Christopher D. Kastner	70	402,500
Brian J. Cuccias	70	385,000
Kellye L. Walker	70	369,513
Jennifer R. Boykin	70	350,000

(1)	At his request, Mr. Petters receives an annual base salary of $1, but his performance-based compensation is computed as a percentage of his 2015 base salary ($950,000).

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2018 Annual Incentive Plan Goals and Results

For Mr. Petters, Mr. Kastner and Ms. Walker, 2018 annual incentive compensation awards were based 80% upon overall company performance and 20% upon the performance of Technical Solutions. For Mr. Cuccias and Ms. Boykin, 2018 annual incentive compensation awards were based upon the performance of the Ingalls division and the Newport News division, respectively.

The corporate AIP score is based 80% upon our overall financial score and 20% upon Technical Solutions revenue, as described below.

The respective Ingalls Shipbuilding division and Newport News Shipbuilding division performance scores are based 50% on the respective division operational scores and 50% on the respective division financial scores. In determining the division performance factors for AIP awards for Mr. Cuccias and Ms. Boykin, the performance criteria are weighted as follows:

•	50% based on achievement of the respective division operational criteria.

The division operational criteria consist of the following five performance metrics, which are weighted equally (i.e., each sub-metric comprises 20% of the division operational criteria). These criteria, which are specific to the respective divisions, are recommended by our CEO and approved by the Committee at the beginning of the performance year.

•	Safety—Measured by a combination of elements, including total case rate, lost total case rate and lost work days rate;

•	Quality—Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase;

•	Schedule—Measured using program-specific objectives related to achievement of quarterly schedule targets;

•	Cost—Measured using program-specific objectives related to achievement of cost factors that include Cost Performance Index and overhead rates; and

•

Division Management—May be focused on operational or financial goals or goals relating to environmental, human capital or any other area in which our CEO desires to drive performance. Goals recommended by our CEO and approved by the Committee at the beginning of the performance year are specific to each division’s opportunities and challenges.

•	25% based on achievement of the respective division return on sales (“ROS”) performance criteria

•	ROS performance criteria—Measured as division OM before other post-employment benefits and FAS/CAS net pension expense.

•	25% based on achievement of the respective division FCF performance criteria

•	FCF performance criteria—Measured as division FCF before discretionary pension contributions and excess cash flow.

All of the AIP goals for our NEOs are recommended by our CEO and then approved by the Committee.

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AIP goals are plan-based, with minimum and maximum limits based on clear targets connected to our annual operating goals. The AIP goals are based upon metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Final AIP performance metrics for 2018, as determined by the Committee, were as follows:

Corporate 2018 Metrics for Mr. Petters, Mr. Kastner and Ms. Walker

Corporate 2018 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
OM%—Performance (%)	7.40	8.10	9.00	8.04	92	40%	37
FCF—Performance ($M)	392	546	648	687	200	40%	80
TSD Revenue ($M)	850	959	1,050	986	129	20%	26
Total Performance (CPF)					Total AIP Score		143

Ingalls Shipbuilding 2018 Metrics for Mr. Cuccias

Ingalls 2018 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site President Specific)	0	100	200	152	152	50%	76

Financial Metrics
OM%—Performance (%)	8.20	9.70	11.20	11.80	100	50%	50
FCF—Performance ($M)	117	224	278	291	100	50%	50

Financial Performance						50%	100

Total Performance					Total AIP Score		176

Newport News Shipbuilding 2018 Metrics for Ms. Boykin

NNS 2018 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site President Specific)	0	100	200	111	111	50%	55

Financial Metrics
OM%—Performance (%)	8.00	8.30	9.00	7.00	0	50%	0
FCF—Performance ($M)	267	307	347	374	100	50%	50

Financial Performance						50%	50

Total Performance					Total AIP Score		105

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2019 Annual Incentive Plan Performance Metric Changes

For 2019, the Committee approved a change to the metrics utilized to measure performance for the corporate office and division annual incentive awards. For AIP awards covering the performance period of January 1, 2019 through December 31, 2019, the Free Cash Flow metric will be replaced with Operating Cash Flow (“OCF”). OCF represents cash from operating activities before discretionary pension contributions, capital expenditures and excess cash flow. The Committee believes OCF is better aligned with our focus on working capital management and cash generation.

Long-Term Incentive Compensation Awards

Our long-term incentive compensation goals are intended to reward three-year performance increments based primarily upon the achievement of financial metrics. Long-term incentive compensation for our NEOs is provided in the form of Restricted Performance Stock Rights (“RPSRs”). Each RPSR represents the right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs once the Committee determines that the applicable performance criteria for the performance period have been satisfied. Earned RPSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RPSRs include dividend equivalent units, or DEUs, that are credited to the RPSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RPSR grants and are paid only to the extent the underlying RPSRs vest upon satisfaction of the applicable performance criteria.

The Committee determines long-term incentive compensation target values for our NEOs based upon a peer group analysis, applying value-based guidelines that focus on the award value, rather than the number of shares granted (share-based guidelines). The Committee believes value-based guidelines more effectively deliver long-term incentive compensation awards that are consistent with awards given to individuals holding comparable positions at peer companies.

2018 Long-Term Incentive Compensation Awards

Long-term incentive compensation awards in 2018 were granted under our stockholder-approved Huntington Ingalls Industries, Inc. 2012 Long Term Incentive Stock Plan (the “2012 Plan”). All long-term incentive compensation awards granted to our NEOs in 2018 were in the form of RPSRs and covered the performance period from 2018 through 2020. The Committee and management review and evaluate RPSR performance goals to ensure they are aligned with our long-term objectives. For the 2018 grants, the Committee and management determined that performance for long-term incentive compensation awards to our NEOs would be measured solely in terms of overall company financial metrics: ROIC and EBITDAP. The number of shares that ultimately vest and are issued to an NEO under an RPSR award can vary from 0% to 200% of the original number of shares granted.

Long-term incentive compensation targets as a percentage of base salary for our NEOs for 2018 were unchanged from the 2017 targets and were approved by the Committee as follows:

Name	Incentive Target as % of Base Salary (%)	2018 Long-Term Incentive Target ($)	Actual Award ($)
C. Michael Petters (1)	400	3,800,000	3,799,772
Christopher D. Kastner	220	1,155,000	1,154,830
Brian J. Cuccias	210	1,155,000	1,154,830
Kellye L. Walker	175	923,781	923,601
Jennifer R. Boykin	210	913,500	913,354

(1)	At his request, Mr. Petters receives an annual base salary of $1, but his performance-based compensation is computed as a percentage of his 2015 base salary ($950,000).

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The target dollar amounts are grant date theoretical values and not based upon any actual calculation or estimate of payout. An NEO is not guaranteed to receive any payout as a result of the 2018 grants.

2016-2018 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance over the prior three years against approved long-term incentive compensation goals to determine payout multiples for RPSRs with a performance period that ended December 31 of the prior year.

At the February 2019 meeting, the Committee reviewed performance for the January 1, 2016 through December 31, 2018 performance period. Payouts for the 2016 LTIP equity grants, based upon actual performance, were approved as follows:

	HII 2016-2018 Goals			Actual Performance (Adj.)

	@ 0%	@ 100%	@ 200%	Actual	Score	Weighting	CPF
EBITDAP ($M) (1)	2,383	2,563	2,788	2,668	146	50%	73%
ROIC (%) (2)	37.40	40.70	44.60	62.00	200	50%	100%
Total					Total LTIP Score		173%

(1)	Net Earnings before interest, taxes, depreciation, amortization and Net Pension/Post Retirement Expense.

(2)	Cumulative FCF divided by average invested capital.

The 2016 LTIP awards were earned at 173% of target value, and the earned RPSRs were issued on February 27, 2019.

2019 Performance Metric Changes for Long-Term Incentive Awards

For 2019, the Committee added another metric to measure performance under our long-term incentive plan. For grants made in 2019 for the performance period of January 1, 2019 through December 31, 2021, performance will be measured using ROIC, EBITDAP and Relative EBITDAP Growth. Relative EBITDAP Growth is defined as our EBITDAP ending balance less our EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index (SPSIAD), consisting of more than 30 companies. The current LTIP metrics of pension adjusted ROIC and EBITDAP will be equally weighted at 40%; Relative EBITDAP Growth will be weighted at 20%. The Committee believes the addition of Relative EBITDAP Growth will supplement our existing metrics and may alleviate inherent forecasting uncertainty associated with pure budget-based, multi-year incentive plans, as well as address shareholder concerns about using purely internal financial performance measures.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers benefits under these plans when considering an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance-related and are designed to provide a market competitive package to attract, motivate and retain the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as additional supplemental executive benefits we provide. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits (dental, life, AD&D and disability) and the Special Officers Retiree Medical Plan (“SORMP”) for our CEO upon retirement.

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit pension plans that cover all but one of our NEOs and the majority of our workforce. These plans are structured to retain and

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reward employees for long service and to recognize higher performance levels through annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit pension plans that cover all but one of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if no limits applied to such plans under the Internal Revenue Code. These types of benefits are common in our industry.

Defined Contribution Savings Plans. We maintain tax-qualified defined contribution savings plans that cover our NEOs and the majority of our workforce. Participating employees contribute portions of their pay to the plans, and the company generally provides a matching contribution.

We also maintain two non-tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (“SEP”) allows eligible employees to defer compensation beyond the limits of the tax-qualified plans and receive a matching company contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $275,000, the plan compensation limit under the Internal Revenue Code. Eligible employees may participate in the plan in the calendar year after their total cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (“ORAC”) covers the company’s elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit pension plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

Because Ms. Walker was hired after June 30, 2008, she is not eligible to participate in the company’s qualified and nonqualified defined benefit pension plans, but she receives the SEP and ORAC benefits described above. Our other NEOs do not receive ORAC benefits. Additional information about the SEP and the ORAC is provided in the Nonqualified Deferred Compensation table.

Special Officer Retiree Medical Plan. Our President and Chief Executive Officer is a participant in the SORMP and entitled to retiree medical benefits under the terms of the SORMP. Coverage under the SORMP is essentially a continuation of medical benefits into retirement, plus retiree life insurance. Additional information about the SORMP is provided below in the Retiree Medical Arrangement section of the Potential Payments upon Termination or Change of Control section and related tables.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental coverage, physical exams, personal liability insurance and relocation benefits. These perquisites are common within our industry and comprise an important component of our total compensation package. Management and the Committee review perquisites and benefits on an annual basis to ensure they are appropriate.

Severance Benefits. Management and the Committee believe severance benefits are appropriate for a reasonable amount of time following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum equal to one and one half (1.5) times the sum of annual base salary and Target Bonus;

•	Extension of Medical and Dental Benefits—The employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA);

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Executive Compensation

•

Financial Planning Reimbursement—Eligible expenses incurred prior to the date of termination and eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO), and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO); and

•	Outplacement Services Reimbursement—Fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s consideration of NEO compensation compared to the company’s peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework. The tally sheet provides a broad perspective that covers basic annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are included.

Tax Deductibility of Pay—Section 162(m)

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally limited the deductibility of non-performance based compensation to $1 million each for a public company’s CEO and next three highest-paid executive officers (other than the CFO). Among the provisions included in the Tax Act were changes to Section 162(m). Effective January 1, 2018, the performance-based compensation exception to the $1 million deduction limitation was repealed and the employees subject to the $1 million limitation were revised to include the CEO, CFO and next three highest-paid executive officers. The only exception to this rule is compensation paid pursuant to a binding contract in effect on November 2, 2017, that would otherwise have been deductible under prior Section 162(m) rules. Accordingly, any compensation paid pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count toward the $1 million annual deduction limit if paid to an executive subject to 162(m).

AIP awards and long-term incentive compensation awards in 2018 were not grandfathered under the Tax Act, and the performance-based compensation exception therefore does not apply to those awards. Accordingly, payouts on 2018 AIP awards and long-term incentive compensation awards to executives subject to Section 162(m) are subject to the $1 million annual deduction limit. Long-term incentive compensation awards granted in 2016 and 2017 were made pursuant to binding contracts in effect on November 2, 2017, and are therefore grandfathered under the Tax Act. Accordingly, payouts on the 2016 and 2017 long-term incentive compensation awards will not be subject to the $1 million annual deduction limit.

Grant Date for Equity Compensation Awards

Our annual grant cycle for long-term incentive compensation equity awards occurs simultaneously with salary increases and annual incentive compensation awards. We expect this to occur in the first two and one-half months of each year. This timing allows management and the Committee to make decisions on all three compensation elements at the same time to promote a total compensation review.

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Stock Ownership Guidelines

To promote ownership of our common stock by our executives and alignment of management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines prescribe the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (“RSRs”) (vested or unvested) granted in the form of restricted stock units and issued as part of a long-term incentive compensation award; or

•	Equivalent shares held in our savings plan (401(k) plan).

As of February 28, 2019, the percentage of stock ownership target attained by each NEO was as follows:

Name	Target	% of Target Attained
C. Michael Petters	7 x salary	2,196
Christopher D. Kastner	3 x salary	609
Brian J. Cuccias	3 x salary	746
Kellye L. Walker	3 x salary	198
Jennifer R. Boykin	3 x salary	104

Stock Holding Requirement

To supplement our stock ownership guidelines, we adopted stock holding requirements for our NEOs and other officers. Under the holding requirements, our NEOs and other officers must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are issued or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and applies to any equity compensation award vesting in that one-year period. Any equity compensation award vesting or stock options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement.

Executive Compensation Recoupment

The Committee has adopted the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments (“clawback policy”), which requires reimbursement of all or a portion of any performance-based short- or long-term cash or equity incentive compensation payments to an employee at the vice president or more senior position level, when (i) restatement of financial results is necessitated by noncompliance with any financial reporting requirement under the securities laws and (ii) payment of such amounts was received by the employee during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated. The clawback

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policy is in addition to any rights to repayment we may have under Section 304 of the Sarbanes Oxley Act and other applicable laws and does not limit other available remedies, including dismissing an employee or initiating other disciplinary actions.

Trading Restrictions and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while aware of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain employees may engage in permitted transactions in our securities only during certain specified periods and after receiving authorization from our Office of the Corporate Secretary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by members of the Compensation Committee:

Victoria D. Harker, Chair

Philip M. Bilden

Kirkland H. Donald

Anastasia D. Kelly

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EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation

The following table summarizes the compensation for our 2018 NEOs over the last three years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)
C. Michael Petters,	2018	1	3,799,772	1,698,125	—	54,081	5,551,979
President and Chief Executive Officer	2017	1	3,799,904	1,922,800	2,194,062	57,412	7,974,179
	2016	328,847	3,799,960	2,018,750	1,000,696	57,983	7,206,236
Christopher D. Kastner, Executive Vice President, Business Management and Chief Financial Officer	2018 2017 2016	567,308 517,308 463,462	1,154,830 1,044,897 1,044,949	575,575 646,800 565,250	827,773 1,565,930 1,065,316	64,003 57,286 56,323	3,189,489 3,832,220 3,195,300
Brian Cuccias, Executive Vice President and President, Ingalls Shipbuilding	2018 2017 2016	550,002 545,290 514,906	1,154,830 1,081,329 944,943	677,600 708,400 630,877	322,968 1,803,460 1,511,713	54,915 51,231 50,322	2,760,315 4,189,710 3,652,761
Kellye L. Walker, Executive Vice President and Chief Legal Officer	2018	527,875	923,601	528,403	—	172,813	2,152,692
	2017	525,894	901,144	650,342	—	168,475	2,245,855
	2016	505,096	901,249	612,850	—	151,352	2,170,547
Jennifer R. Boykin, Executive Vice President and President, Newport News Shipbuilding (6)	2018	490,000	913,354	404,250	643,531	55,598	2,506,733

(1)	The amounts in this column represent salary earned during the year and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)

The dollar values shown in this column are equal to the grant date fair values of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our 2018 Annual Report on Form 10-K.

The grant date values of 2018 RPSRs for each NEO, assuming maximum performance, were:

C. Michael Petters	$7,599,544
Christopher D. Kastner	$2,309,660
Brian J. Cuccias	$2,309,660
Kellye L. Walker	$1,847,202
Jennifer R. Boykin	$1,826,708

(3)

The amounts reported in this column are attributable to the AIP awards earned for 2016, 2017 and 2018, but paid in 2017, 2018 and 2019, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of AIP awards that could have been earned for 2018.

(4)

The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit pension plans, determined by comparing the prior completed year-end amount to the covered year-end amount. For 2018, Mr. Petters’ change in actuarial present value decreased by $1,481,280. We do not have any deferred compensation plans that provide for above market or preferential earnings.

(5)	Detailed information on the amounts reported in this column is included in the All Other Compensation table below.

(6)

Ms. Boykin was elected Executive Vice President and President, Newport News Shipbuilding, effective July 1, 2017. Under SEC rules, we are only required to provide 2018 information for Ms. Boykin, since she first became an NEO in 2018.

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2018 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Companies may apply a variety of different methodologies, assumptions, adjustments and estimates in compliance with Item 402(u) of Regulation S-K; as such, the information provided should not be used as a basis for comparison between different companies.

For 2018, the annual total compensation of the median employee of our company was $69,824, and the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $5,551,979. Based upon this information, the ratio of the annual total compensation of our CEO, Mr. Petters, to the median of the annual total compensation of all employees was 80 to 1.

Summary Total Compensation And Pay Ratio	CEO	Median Employee	Pay Ratio
	$5,551,979	$69,824	80

In order to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, our process was as follows:

We determined that, as of December 31, 2018, our employee population consisted of approximately 40,166 individuals. For purposes of determining our median employee, we excluded 61 employees in Canada, 8 employees in Trinidad and 2 employees in the U.K. We also excluded 136 individuals who became employees due to the acquisition of G2, Inc. in December 2018, as permitted by the merger/acquisition exemption. The remaining workforce (excluding our CEO) was 40,094 employees. This population consisted of our full-time, part-time, temporary and seasonal employees.

Our practice is to conduct the median employee analysis each year. December 31, 2018, was selected as the date upon which we would identify the “median employee,” because it allowed us to identify our median employee in a reasonably efficient and economical manner. To identify the median employee, we compared 2018 W-2 taxable Medicare wages (Box 5) as reported to the Internal Revenue Service. This compensation measure was consistently applied to all employees included in the calculation. As a result of our analysis, we identified a new median employee for 2018.

Once we identified the median employee, we calculated annual total compensation for such employee using the same methodology we use for reporting our NEOs on the 2018 Summary Compensation Table above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the table.

All Other Compensation

Name		Non- Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Total All Other Compensation ($)
C. Michael Petters	2018		11,000	13,472	2,000	23,160	4,449	54,081
Christopher D. Kastner	2018	37,564	11,000	13,371		595	1,473	64,003
Brian J. Cuccias	2018	31,961	8,250	13,211			1,494	54,915
Kellye L. Walker	2018	128,418	24,750	13,009	2,000	3,163	1,473	172,813
Jennifer R. Boykin	2018	16,783	10,492	11,850		15,000	1,473	55,598

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A family member of Mr. Petters accompanied him to a Board meeting on a corporate aircraft at no aggregate incremental cost to the company. A family member of Mr. Kastner accompanied him to a Board meeting on a corporate aircraft at no aggregate incremental cost to the company.

2018 Grants of Plan Based Awards

The following table provides additional information about equity and non-equity incentive compensation awards we granted to our NEOs during the year ended December 31, 2018.

2018 Grants of Plan Based Awards

									Grant Date Fair Value of Stock and Option Awards (3) ($)
			Estimated Potential Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Michael Petters	Annual Incentive Plan		0	1,187,500	2,375,000
	Long-term Incentive (RPSR)	2/27/2018				0	14,461	28,922	3,799,772
Christopher D. Kastner	Annual Incentive Plan		0	402,500	805,000
	Long-term Incentive (RPSR)	2/27/2018				0	4,395	8,790	1,154,830
Brian J. Cuccias	Annual Incentive Plan		0	385,000	770,000
	Long-term Incentive (RPSR)	2/27/2018				0	4,395	8,790	1,154,830
Kellye L. Walker	Annual Incentive Plan		0	369,513	739,026
	Long-term Incentive (RPSR)	2/27/2018				0	3,515	7,030	923,601
Jennifer R. Boykin	Annual Incentive Plan		0	350,000	700,000
	Long-term Incentive (RPSR)	2/27/2018				0	3,476	6,952	913,354

(1)

Amounts in these columns show the range of payouts that was possible under our Annual Incentive Plan based on performance during 2018, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2018 are included in the Summary Compensation Table.

(2)

These amounts reflect RPSRs granted in 2018 under the 2012 Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs are earned based upon ROIC and EBITDAP performance over a three-year performance period commencing January 1, 2018 and ending December 31, 2020, with payout occurring in early 2021, ranging from 0% to 200% of the rights awarded. Accrued DEUs will be paid only to the extent the underlying shares vest based upon achievement of performance goals. Generally, an executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability.

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with the FASB ASC Topic 718.

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Outstanding Equity Awards at 2018 Year-End

The following table summarizes the equity compensation awards made to our NEOs that were outstanding as of December 31, 2018.

Outstanding Equity Awards at 2018 Year-End

Name	Number of Securities of Underlying Unexercised Options Exercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
C. Michael Petters		2/27/2018					14,611	2,780,694
		3/1/2017					17,750	3,378,024
		3/1/2016					29,721	5,656,182
Christopher D. Kastner		2/27/2018					4,441	845,111
		3/1/2017					4,881	928,889
		3/1/2016					8,173	1,555,391
Brian J. Cuccias		2/27/2018					4,441	845,111
		3/1/2017					5,051	961,276
		3/1/2016					7,391	1,406,533
Kellye L. Walker		2/27/2018					3,552	675,897
		3/1/2017					4,209	801,095
		3/1/2016					7,049	1,341,495
Jennifer R. Boykin		2/27/2018					3,512	668,397
		7/3/2017					2,965	564,203
		3/1/2017					1,143	217,541
		3/1/2016					1,914	364,335

(1)

The numbers in this column assume target performance levels for RPSRs. The RPSR award granted in February 2018, if earned, will vest based upon performance for the three-year period ending on December 31, 2020. The RPSR award granted in March 2017, if earned, will vest based upon performance for the three-year period ending on December 31, 2019. The RPSR award granted in March 2016 vested based upon performance for the three-year period that ended on December 31, 2018. See “2016-2018 Long-Term Incentive Plan Goals and Results” for actual vesting amounts. The number of shares reflected in the table for the 2018, 2017 and 2016 awards also includes DEUs accrued through December 31, 2018. DEUs vest only to the extent the underlying performance award vests.

(2)	The market values are based on the closing price of our common stock on December 31, 2018, of $190.31.

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Option Exercises and Stock Vested in 2018

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during the year ended December 31, 2018. We did not have any stock options outstanding in 2018.

2018 Stock Vested

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
C. Michael Petters	0	0	46,667	12,262,219

Christopher D. Kastner	0	0	10,315	2,710,316

Brian J. Cuccias	0	0	10,315	2,710,316

Kellye L. Walker	0	0	11,067	2,907,971

Jennifer R. Boykin	0	0	2,903	762,721

(1)	The numbers in this column represent RPSRs that were received in 2018 based upon the achievement of performance goals for the three-year period from 2015 through 2017.

(2)	The values in this column are calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

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2018 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plans and nonqualified defined benefit pension plans that we sponsor.

2018 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
C. Michael Petters (2)	Special Officer SERP	14.167	10,721,035	—
	HII NNS Inc. Retirement Benefit Restoration Plan	30.500	12,519,010	—
	HII NNS Inc. Retirement Plan	30.500	1,122,606	—
Christopher D. Kastner (2)	OSERP	27.917	894,275	—
	HII Supplemental Plan 2-ERISA 2	27.917	4,565,840	—
	HII Retirement Plan “B”	27.917	1,646,221	—
Brian J. Cuccias (2)	OSERP	32.750	1,713,692	—
	Avondale Supp Pension Plan	32.750	1,751,402	—
	HII Litton Restoration Plan	32.750	3,230,822	—
	HII Retirement Plan “B”	32.750	914,764	—
Kellye L. Walker (3)	—	—	—	—
Jennifer R. Boykin (2)	OSERP	31.000	1,346,351	—
	HII NNS Inc. Retirement Benefit Restoration Plan	31.000	1,106,781	—
	HII NNS Inc. Retirement Plan	31.000	1,342,497	—

(1)

While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay. The pension benefits for Mr. Petters under the Special Officer Supplemental Executive Retirement Plan are based upon an alternate formula that includes total HII service.

(2)

The following plans in which these executives participate were consolidated as of December 31, 2014, to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan, and Special Officer Supplemental Executive Retirement Plan.

(3)

Ms. Walker was hired in January 2015 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Ms. Walker does, however, participate in company sponsored defined contribution plans.

The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2018. Pursuant to SEC disclosure rules, (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements, and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under the pension plans is

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essentially limited to 60% of his or her final average pay. The accrued tax qualified pension benefit cannot be reduced or taken away under applicable law, so all historical pension plans have been maintained.

Pension plans provide income during retirement, as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels through increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Internal Revenue Code (“IRC”) Section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. Our nonqualified plans supplement our qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based upon the specific provisions of each plan, which are described in more detail below. Two basic types of pension benefits are reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of computing amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2018, and include any supplemental payments. Cash balance benefits are based upon the account balance as of December 31, 2018, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Mr. Kastner participates in the Huntington Ingalls Industries Retirement Plan “B” and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. Mr. Petters and Ms. Boykin participate in the HII Newport News Shipbuilding Inc. Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. Mr. Cuccias participates in the Huntington Ingalls Industries Retirement Plan “B”, the Avondale Industries, Inc. Restated Supplemental Pension Plan and the HII Litton Industries, Inc. Restoration Plan. Ms. Walker participates in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO, except Mr. Petters and Ms. Walker, also participates in the Officers Supplemental Executive Retirement Program (“OSERP”). Mr. Petters participates in the Special Officer Supplemental Executive Retirement Plan.

Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants.

The changes in pension values shown in the Summary Compensation Table include the effect of:

•	an additional year of service from December 31, 2017 to December 31, 2018;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B” and HII Newport News Shipbuilding Inc. Retirement Plan. The general benefit structure of these plans is similar except for the historical benefit

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formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC Section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Max (Part B or C) + Part D).The transition period for the Huntington Ingalls Industries Retirement Plan “B” was July 1, 2003 through June 30, 2008, while the transition period for the HII Newport News Shipbuilding Inc. Retirement Plan was January 1, 2004 through December 31, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

Specific Elements of the Plans. The following paragraphs describe specific elements of the qualified plans in which our NEOs participate.

•	Formulas Under Historical Plans:

•

HII Newport News Shipbuilding Inc. Retirement Plan—This plan provides a benefit equal to 55% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 35 years divided by 35. Participants with pre-1997 service also have a frozen accrued benefit with the prior NNS parent company, Tenneco. Total benefit service is used for the plan benefit, but the frozen accrued benefit with Tenneco is offset from the total benefit. Final average pay is the average of the final 60 months of base pay multiplied by 12 to determine an annual final average pay. Mr. Petters and Ms. Boykin have historical (Part A) benefits under this formula.

•

HII Avondale Industries, Inc. Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides different benefits depending on whether the participant was an employee of Avondale Services Corporation (“Services”) or a Shipyard employee (“Shipyard”). The Services benefit is equal to 1.5% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service. The Shipyard benefit is equal to the sum of 25% of final average pay (as limited by IRC Section 401(a)(17)) up to $6,600 and 40% of final average pay (as limited by IRC Section 401(a)(17)) in excess of $6,600 multiplied by the ratio of actual benefit service to projected benefit service at normal retirement age, prorated when

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projected benefit service is less than 30 years. In both cases, the benefit is offset by the annuitized value of the participant’s HII Avondale Industries, Inc. Savings Plan (“ESOP”) account, unless the participant is eligible and elects to roll over the ESOP account into the plan. The benefit amounts shown for Mr. Cuccias reflect the ESOP offset. Final average pay is the average of the five consecutive highest paid years during the last ten years of employment. Mr. Cuccias has historical (Part A) benefits under both of these formulas. Since he transferred from Shipyard to Services, his benefit is the greater of (1) the sum of his Shipyard and Services benefits based on service earned under each respective formula and (2) his Shipyard benefit as if he never transferred. The Part B benefit for Mr. Cuccias is based on the Services formula.

•

HII Northrop Grumman Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 30 years. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of Northrop Grumman after 1996. Mr. Kastner has historical (Part A) benefits under this formula.

•

Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based upon the 30-year Treasury bond rate in effect four months prior to the crediting month.

•

For the Part D benefit, the cash balance formula for each NEO is based upon Table 2. Interest is credited monthly based on the 30-year Treasury bond rate in effect four months prior to the crediting month.

Table 1 (Part C Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

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Table 2 (Part D Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

•

Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2018, each NEO participating in a qualified pension plan has a nonforfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement, the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each option is actuarially equivalent in value to the standard form.

•

Pay. Pay for purposes of the cash balance, the HII Northrop Grumman Pension Plan formula and the services formula of the HII Avondale Industries, Inc. Pension Plan is primarily salary plus the annual cash bonus. Final average pay for the HII Newport News Shipbuilding Inc. Retirement Plan and the Shipyard formula of the HII Avondale Industries, Inc. Pension Plan is determined using base salary only.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula as: age 65 for the HII Northrop Grumman Pension Plan, HII Newport News Shipbuilding Inc. Retirement Plan and HII Avondale Industries, Inc. Pension Plan formulas and the later of age 65 and three years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility for the historical HII Newport News Shipbuilding Inc. Retirement Plan, the HII Northrop Grumman Pension Plan, the HII Avondale Industries, Inc. Pension Plan and the cash balance formulas occurs when the participant both attains age 55 and completes ten years of service. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

Messrs. Petters, Kastner and Cuccias have reached the age of 55 and have completed ten or more years of service. Accordingly, each of Messrs. Petters, Kastner and Cuccias will be eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” (which includes historical benefits from the HII Northrop Grumman Pension Plan and the HII Avondale Industries, Inc. Pension Plan) or the HII Newport News Shipbuilding Inc. Retirement Plan, as applicable, upon attainment of the early retirement age requirement. Early retirement benefits for each NEO cannot commence prior to termination of employment.

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Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Mr. Kastner began participating in the plan when he reached applicable pay grades for inclusion in the plan.

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the HII Newport News Shipbuilding Inc. Retirement Plan but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan and the IRC Section 415 limit on benefits that may be paid under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP for all pension benefits). Optional forms of payment are the same as those under the HII Newport News Shipbuilding Inc. Retirement Plan. Reductions for early retirement apply in the same manner as under the HII Newport News Shipbuilding Inc. Retirement Plan.

Mr. Petters and Ms. Boykin began participating in the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan when they reached applicable pay grades for inclusion in the plan.

HII Litton Industries, Inc. Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation for all company pension benefits of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Mr. Cuccias began participating in the HII Litton Industries, Inc. Restoration Plan on July 1, 2003, when the plan was amended to cover the non-represented participants of HII Avondale Industries, Inc.

Avondale Industries, Inc. Restated Supplemental Pension Plan. This plan is a nonqualified plan that provides a supplemental pension equal to 15% of final average pay multiplied by a fraction of actual benefit service divided by projected years of service to early retirement date, where the fraction shall not exceed one. Final average pay is the average of the five consecutive highest paid years out of the last ten years of employment. The definition of compensation under this plan also includes compensation under deferred compensation plans. Optional forms of payment and reductions for early retirement are generally the same as those from the HII Avondale Industries, Inc. Pension Plan.

Mr. Cuccias began participating in the Avondale Industries, Inc. Restated Supplemental Pension Plan when he was designated a participant by the Avondale board of directors.

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Officers Supplemental Executive Retirement Program. The Officers Supplemental Executive Retirement Program is a nonqualified plan frozen to new entrants on July 1, 2008. Accordingly, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the program. On December 31, 2018, this program was also closed to those officers whose hire date was prior to July 1, 2008, but promotion date occurred on or after January 1, 2019. Instead, officers who were hired on or after July 1, 2008, or promoted on or after January 1, 2019, participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Messrs. Cuccias and Kastner and Ms. Boykin participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation or (ii) all consecutive years of participation since January 1, 1997) where the percentage is determined by the following formula: 2% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, all years of service with HII are used to determine the final percentage.

The Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit, when combined with all HII pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: Age 55 and completion of ten years of service. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•

Vesting: Participants vest in their Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefits upon attaining age 55 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from HII.

Special Officer Supplemental Executive Retirement Plan. The Special Officer Supplemental Executive Retirement Plan is a nonqualified plan, limited to the Chief Executive Officer of the company as of March 31, 2011. Mr. Petters is eligible to participate in the Special Officer Supplemental Executive Retirement Plan, which provides a pension equal to the greater of the amount accrued under the OSERP formula or the benefit calculated using the Special Officer Supplemental Executive Retirement Plan provisions.

The Special Officer Supplemental Executive Retirement Plan provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation of the three highest-paid plan years after 1996) where the percentage is determined by the following formula: 3.33% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20, less any other HII pension benefits accrued while a participant in the Special Officer Supplemental Executive Retirement Plan. Only service while a participant in the Special Officer Supplemental Executive Retirement Plan is used to determine the final percentage.

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The Special Officer Supplemental Executive Retirement Plan benefit, when combined with all pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable), according to the rules of the Special Officer Supplemental Executive Retirement Plan. Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Special Officer Supplemental Executive Retirement Plan benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Special Officer Supplemental Executive Retirement Plan benefits when they have vested in their qualified plan benefits.

Huntington Ingalls Industries Omnibus Supplemental Retirement Plan. Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants.

Section 409A Restrictions on Timing and Optional Forms of Payment. Under IRC Section 409A, employees who participate in company-sponsored nonqualified plans, such as the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2, the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, the HII Litton Industries, Inc. Restoration Plan, the Avondale Industries, Inc. Restated Supplemental Pension Plan, the Special Officer Supplemental Executive Retirement Plan and the Officers Supplemental Executive Retirement Plan, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table:

•

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. Officers Supplemental Executive Retirement Program and Special Officer Supplemental Executive Retirement Plan benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. HII Newport News Shipbuilding Inc. Retirement Plan and associated HII Newport News Shipbuilding Inc. Retirement Restoration Plan benefits (Part A and B benefits) are first unreduced at the earlier of age 62 and completion of ten years of service or age 65. For the HII Avondale Industries, Inc. Pension Plan (Part A and B benefits), the associated HII Litton Industries, Inc. Restoration Plan (Part A and B benefits) and the Avondale Industries, Inc. Restated Supplemental Pension Plan, benefits are first unreduced for an NEO at age 65. For the HII Northrop Grumman Pension Plan (Part A and B benefits) and the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part A and B benefits), vested benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. Given each NEO’s period of service, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 55.

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When portions of an NEO’s benefit under the “Part A + Max (Part B or Part C) + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2018 (%)	12/31/2017 (%)
Huntington Ingalls Industries Supplemental Plan 2	4.39	3.88
HII Newport News Shipbuilding Inc. Retirement Plan	4.31	3.76
HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan	4.40	3.90
Huntington Ingalls Industries Retirement Plan “B”	4.37	3.86
Avondale Industries, Inc. Restated Supplemental Pension Plan	4.40	3.90
HII Litton Industries, Inc. Restoration Plan	4.40	3.90
Officers Supplemental Executive Retirement Program	4.41	3.91
Special Officer Supplemental Executive Retirement Plan	4.40	3.90

•	Mortality Table: A variation of the RP-2014 and MP-2017 mortality tables, adjusted to reflect the company’s experience and expectations.

•

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate and Mortality Table described above; they assume no pre-retirement mortality, disability or termination and that the NEO remains employed until his or her earliest unreduced retirement age.

•

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based upon the future investment crediting rate assumptions of 2.32% as of December 31, 2017, and 2.84% as of December 31, 2018. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

Information on Executives Eligible to Retire. Messrs. Cuccias, Petters and Kastner are eligible to retire early and begin pension benefits immediately under all plans in which they participate. Their total annual immediate benefit, assuming they had terminated on December 31, 2018, is $567,101 for Mr. Cuccias, $1,723,037 for Mr. Petters and $452,211 for Mr. Kastner.

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2018 Nonqualified Deferred Compensation

The following table summarizes the compensation of our NEOs under our nonqualified deferred compensation plans.

2018 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
C. Michael Petters	Deferred Compensation	—	—	-136,017	—	3,602,947
	Savings Excess	—	—	—	—	—
Christopher D. Kastner	Deferred Compensation	—	—	—	—	—
	Savings Excess	93,911	37,564	-28,902	—	598,750
Brian J. Cuccias	Deferred Compensation	—	—	—	—	—
	Savings Excess	49,170	31,961	-56,203	—	550,636
Kellye L. Walker	Savings Excess	72,257	81,290	-42,341	—	386,660
	ORAC	—	47,129	-18,128	—	173,755
Jennifer R. Boykin	Deferred Compensation	—	—	—	—	—
	Savings Excess	51,943	16,783	-26,768	—	456,332

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2018 Summary Compensation Table.

(2)	Company contributions in this column are included under the All Other Compensation column in the 2018 Summary Compensation Table and under the 2018 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2018 Summary Compensation Table because they are not above market or preferential.

(4)

The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table are executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Ms. Walker’s aggregate SEP account balance consists of $153,867 in employee contributions.

•	Ms. Boykin’s aggregate SEP account balance consists of $293,449 in employee contributions.

•	Mr. Cuccias’ aggregate SEP account balance consists of $277,910 in employee contributions.

•	Mr. Kastner’s aggregate SEP account balance consists of $359,431 in employee contributions.

The material terms of the deferred compensation plans in which our NEOs participate are summarized below:

•

The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•

The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company provides a matching contribution of up to 4%, based upon a participant contribution rate of 8%. Participants are immediately 100% vested in their accounts and are allowed to make elections regarding how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the administrator.

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•	Based upon an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•

The “ORAC” covers those elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005, is subject to the requirements of IRC Section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2018, for specified reasons. This information is based upon the assumption that employment terminates on December 31, 2018, and uses the closing price of our common stock of $190.31 on the NYSE as of December 31, 2018. These payments and benefits are provided under the following plans:

•	The Severance Plan for Elected and Appointed Officers

•	The 2012 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

We summarize below these plans before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (“Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

•

financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO)) and any fees incurred in the year following the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO)); and

•	outplacement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

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A “qualifying termination” means one of the following:

•	an involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	an NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under the 2012 Plan

The terms of equity awards to our NEOs under the 2012 Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with ten years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For RSRs, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012 and later.

The terms of equity awards to our NEOs under the 2012 Plan also provide for accelerated vesting of stock options, RPSRs and RSRs in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Benefits” below).

Payouts of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Special Officer Retiree Medical Plan

The Special Officer Retiree Medical Plan (“SORMP”) was closed to new participants in 2007. Mr. Petters is the only NEO eligible for SORMP benefits.

NEOs who are vested participants in the SORMP are entitled to retiree medical benefits pursuant to the terms of the SORMP. The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and ten years of service. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

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Potential Payments upon Termination of Employment

The following tables show the values of payments and other benefits due to our NEOs under the Severance Plan and the 2012 Plan, assuming a termination of employment as of December 31, 2018.

Change-in-Control Followed by Termination Payments Summary

	Petters	Walker	Boykin	Cuccias	Kastner
Severance	$1,781,252	$1,346,082	$1,275,000	$1,402,500	$1,466,250
Bonus (Actual Earned in 2018)[1]	$1,698,125	$528,403	$404,250	$677,600	$575,575
Unvested RS/RSU Value	$0	$0	$0	$0	$0
Unvested Stock Option Value	$0	$0	$0	$0	$0
Unvested Performance-Based RS/RSU Value[2]	$15,943,913	$3,797,778	$2,080,440	$4,239,689	$4,464,826
Health and Welfare Benefits	$18,663	$25,462	$18,663	$24,797	$25,462
Retiree Medical (SORMP)[3]	$405,433	$0	$0	$0	$0
Financial Planning and Outplacement	$172,500	$109,181	$105,000	$112,500	$116,250
Total Payments Before Excise Tax Response	$20,019,886	$5,806,907	$3,883,354	$6,457,086	$6,648,363
Forfeiture Due to Alternative Cap (If Applicable)	$0	$0	$0	$0	$0
Total Payments After Excise Tax Response	$20,019,886	$5,806,907	$3,883,354	$6,457,086	$6,648,363

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2018 exceeded target and are shown in the table above.
2	2016-2018 RPSR cycle paid based on actual performance through 12/31/2018. All other unvested cycles fully accelerate at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Petters	Walker	Boykin	Cuccias	Kastner
Severance	$1,781,252	$1,346,082	$1,275,000	$1,402,500	$1,466,250
Bonus (Actual Earned in 2018)[1]	$1,698,125	$528,403	$404,250	$677,600	$575,575
Unvested RS/RSU Value	$0	$0	$0	$0	$0
Unvested Stock Option Value	$0	$0	$0	$0	$0
Unvested Performance-Based RS/RSU Value [2]	$12,964,109	$2,320,786	$630,300	$3,355,857	$3,591,789
Health and Welfare Benefits	$18,663	$25,462	$18,663	$24,797	$25,462
Retiree Medical (SORMP)[3]	$405,433	$0	$0	$0	$0
Financial Planning and Outplacement	$172,500	$109,181	$105,000	$112,500	$116,250
Total Payments	$17,040,082	$4,329,915	$2,433,213	$5,573,254	$5,775,326

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2018 exceeded target and are shown in the table above.
2

2016-2018 RPSR cycle paid based on actual performance through 12/31/2018. Messrs. Petters, Cuccias and Kastner are retirement eligible, and unvested cycles are therefore pro-rated at target. Mses. Walker and Boykin are not retirement eligible and, therefore, would forfeit the 2017-2019 and 2018-2020 cycles.

3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

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Termination Due to Death or Disability

	Petters	Walker	Boykin	Cuccias	Kastner
Bonus (Actual Earned in 2018)[1]	$1,698,125	$528,403	$404,250	$677,600	$575,575
Unvested RS/RSU Value	$0	$0	$0	$0	$0
Unvested Stock Option Value	$0	$0	$0	$0	$0
Unvested Performance-Based RS/RSU Value[2]	$12,964,109	$3,080,149	$1,374,261	$3,355,857	$3,591,789
Retiree Medical (SORMP)[3]	$405,433	$0	$0	$0	$0
Total Payments	$15,067,667	$3,608,552	$1,778,511	$4,033,457	$4,167,364

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2018 exceeded target and are shown in the table above.
2	2016-2018 RPSR cycle paid based on actual performance through 12/31/2018; unvested cycles are prorated at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program. Amount shown is applicable only to the termination due to disability scenario.

Retirement

	Petters	Walker	Boykin	Cuccias	Kastner
Bonus (Actual Earned in 2018)[1]	$1,698,125	$528,403	$404,250	$677,600	$575,575
Unvested RS/RSU Value[2]	$0	$0	$0	$0	$0
Unvested Stock Option Value	$0	$0	$0	$0	$0
Unvested Performance-Based RS/RSU Value [2]	$12,964,109	$2,320,786	$630,300	$3,355,857	$3,591,789
Retiree Medical (SORMP)[3]	$405,433	$0	$0	$0	$0
Total Payments	$15,067,667	$2,849,189	$1,034,550	$4,033,457	$4,167,364

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2018 exceeded target and are shown in the table above.
2	All unvested restricted stock/unit grants are forfeited upon retirement.
3

2016-2018 RPSR cycle paid based on actual performance through 12/31/2018. Messrs. Petters, Cuccias and Kastner are retirement eligible, and unvested cycles are therefore pro-rated at target. Mses. Walker and Boykin are not retirement eligible and, therefore, would forfeit the 2017-2019 and 2018-2020 cycles.

4	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

80    Huntington Ingalls Industries, Inc.

Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes for which the Audit Committee was organized are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits and (b) the company’s system of internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management, the internal audit department and the independent auditors on the basis of information it receives, discussions with management, the Vice President of Internal Audit and the independent auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, with management, the Vice President of Internal Audit and the company’s independent auditors. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with the independent auditors and discussed issues deemed significant by the independent auditors, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors their independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the independent auditors’ independence.

In reliance on the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Submitted by the members of the Audit Committee:

Stephen R. Wilson, Chair

Augustus L. Collins

Thomas C. Schievelbein

John K. Welch

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Audit Committee Matters

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for professional services billed to us in 2018 and 2017 by Deloitte & Touche LLP, our independent auditors:

($ in thousands)	2018	2017
Fees Billed:
Audit Fees	6,946	7,476
Audit-Related Fees	370	941
Tax Fees	94	41
All Other Fees	55	55
Total	7,465	8,513

Audit fees for 2018 and 2017 related to services provided in connection with audits of our annual consolidated financial statements, including audits of internal control over financial reporting, interim reviews of our quarterly consolidated financial statements included in Forms 10-Q, statutory audits of our captive insurance subsidiary and verification of financial statements and other financial data included in securities registration statements and other documents we filed with the SEC.

Audit-related fees for 2018 and 2017 related to services provided in connection with audits of our employee benefit plans and the adoption of new accounting standards.

Tax fees were incurred in 2018 and 2017 for services related to nonrecurring and discrete tax projects.

All other fees for 2018 and 2017 included non-audit-related fees for human resources and technical accounting on-line research tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2018 services provided by Deloitte & Touche were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee has a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

82    Huntington Ingalls Industries, Inc.

Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock as of February 28, 2019, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise provided in the footnotes below, each person identified in the following table has sole voting and investment power with respect to the securities owned by such person. None of our directors or executive officers have pledged any of our common stock.

As of February 28, 2019, 41,519,911 shares of our common stock were outstanding.

	Shares Beneficially Owned		Share Equivalents (1)	Restricted Stock Units (2)	Total	Percent of Class (%)
Non-Employee Directors
Philip M. Bilden	10,713	(3)	—	—	10,713	*
Augustus L. Collins	—		—	1,221	1,221	*
Kirkland H. Donald	—		—	1,221	1,221	*
Thomas B. Fargo	1,626	(4)	—	16,389	18,015	*
Victoria D. Harker	1,206		—	5,299	6,505	*
Anastasia D. Kelly	1,206		—	15,245	16,451	*
Tracy B. McKibben	—		—	168	168	*
Thomas C. Schievelbein	649		—	16,298	16,947	*
John K. Welch	1,545		—	2,047	3,592	*
Stephen R. Wilson	920	(5)	—	1,936	2,856	*
Named Executive Officers
C. Michael Petters	697,061	(6)	191	—	697,252	1.68%
Christopher D. Kastner	50,103		88	—	50,191	*
Jennifer R. Boykin	7,306		132	—	7,438	*
Brian J. Cuccias	58,771		75	—	58,846	*
Kellye L. Walker	14,995		667	—	15,662	*
Directors and Executive Officers as a Group (22 persons)	1,030,337		8,351	59,824	1,098,513	2.65%

*	Less than 1%.

(1)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

2019 Notice and Proxy Statement    83

Stock Ownership Information

(2)

Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to serve on the Board. A restricted stock unit is payable in either a share of common stock or, at the discretion of the Board, cash of equivalent value at the time of vesting (or a combination of cash and shares).

(3)	Includes 10,000 shares held by P. Bilden Associates, LLC, of which Mr. Bilden is the sole managing member.

(4)	Includes 978 shares held in a trust, of which Admiral Fargo is a co-beneficiary. Admiral Fargo shares voting and dispositive power over such shares.

(5)	Includes 460 shares owned by a family member of Mr. Wilson.

(6)	Includes 150,000 shares owned by a charitable family foundation. Mr. Petters has dispositive and voting power over such shares.

For a description of our stock ownership guidelines and stock holding requirements, see page 60 of this proxy statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, as of February 28, 2019, the following entities beneficially owned more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (%)
The Vanguard Group	4,981,520	12.00	(a)
100 Vanguard Blvd., Malvern, PA 19355
FMR LLC	3,767,275	9.07	(b)
245 Summer Street, Boston, MA 02210
BlackRock, Inc.	3,594,005	8.66	(c)
55 East 52nd Street, New York, NY 10055
State Street Corporation	3,225,995	7.77	(d)
State Street Financial Center
One Lincoln Street, Boston, MA 02111

(a)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 12, 2019. According to Vanguard, as of December 31, 2018, Vanguard had sole voting power over 50,795 shares of common stock, shared voting power over 11,076 shares of common stock, sole dispositive power over 4,919,155 shares of common stock and shared dispositive power over 62,365 shares of common stock.

(b)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 13, 2019. According to FMR, as of December 31, 2018, FMR had sole voting power over 106,200 shares of common stock and sole dispositive power over 3,767,275 shares of common stock.

(c)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 4, 2019. According to BlackRock, as of December 31, 2018, BlackRock had sole voting power over 3,284,323 shares of common stock and sole dispositive power over 594,005 shares of common stock.

(d)

This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by State Street Corporation (“State Street”) on February 13, 2019. According to State Street, as of December 31, 2018, State Street had shared voting power over 2,850,660 shares of common stock and shared dispositive power over 3,225,543 shares of common stock.

84    Huntington Ingalls Industries, Inc.

Item 1—Proposal to Elect Eleven Directors

As explained above under Governance of the Company—Board Structure, we phased out our classified Board beginning at our annual meeting held in 2016 and ending at our annual meeting held in 2018. As a result, all 11 of our directors will be voted upon at our 2019 annual meeting to serve one-year terms.

NOMINEES FOR DIRECTOR

The Board is nominating the 11 individuals named below for election as directors at the annual meeting for one-year terms ending at our annual meeting in 2020 and until their successors are elected. Each of the nominees for director is currently serving on the Board with a term that expires at the 2019 annual meeting. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

•	Philip M. Bilden

•	Augustus L. Collins

•	Kirkland H. Donald

•	Thomas B. Fargo

•	Victoria D. Harker

•	Anastasia D. Kelly

•	Tracy B. McKibben

•	C. Michael Petters

•	Thomas C. Schievelbein

•	John K. Welch

•	Stephen R. Wilson

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “The Board of Directors” beginning on page 32.

The Board recommends a vote FOR each of the 11 director nominees.

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Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

Stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our NEOs. This vote is often referred to as “say-on-pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 43, our compensation programs are designed to:

•

be customer-focused, rewarding achievement of safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value;

•	influence outcomes and provide a balance between short- and long-term performances;

•

incorporate clear and measurable financial results and accountabilities, with an emphasis on equity-based compensation, be formulaic in nature with appropriate levels of discretion and be market competitive;

•	be disclosed and explained in a transparent and understandable manner, enabling the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•

produce significant individual rewards for achievement of business goals relating to both annual operating performance and increased stockholder value and reduce compensation for failure to achieve business goals;

•	promote alignment of management and stockholder interests by establishing and monitoring stock ownership requirements;

•	mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance; and

•	be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. We encourage stockholders to read the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosures contained in this proxy statement.

The Board values the opportunity to receive input from our stockholders. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will communicate directly with our stockholders to better understand the concerns that influenced the vote.

The Board recommends a vote FOR the approval of executive compensation of our NEOs.

86    Huntington Ingalls Industries, Inc.

Item 3—Proposal to Ratify the Appointment of Independent Auditors

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2018.

The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019. The Board has ratified this appointment.

Although ratification of our selection of Deloitte & Touche is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of good corporate governance. The Board values the opportunity to receive input from our stockholders. If the selection of Deloitte & Touche is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Representatives of Deloitte & Touche will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

The Board recommends a vote FOR the ratification of the appointment of the independent auditors.

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Item 4—Stockholder Proposal to Permit an Unlimited Number of Stockholders to Aggregate Their Ownership of HII Common Stock to Satisfy the Ownership Requirement Under HII’s Proxy Access Bylaw

John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has informed us that he intends to present the following proposal at the annual meeting and that he owns more than $2,000 of our common stock.

Stockholder Proposal and Supporting Statement

Proposal 4—Enhance Shareholder Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of our shareholder proxy access provisions.

Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process. Our company has a 20 participant limit for shareholder proxy access.

Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the rigorous rules our company adopted for a shareholder to make an application to qualify as one of the aggregation participants. Plus it is easy for our management to reject potential aggregating shareholders because management simply needs to find lacking one item from a list of requirements.

Please vote to enhance shareholder value:

Enhance Shareholder Proxy Access—Proposal 4

* * * * * * *

Board Recommendation

The Board recommends a vote AGAINST this proposal for the following reasons.

The Board has carefully considered this proposal and believes it is not in the best interests of the company for the reasons set forth below.

The changes requested by the stockholder proposal are unnecessary and unwarranted, as the company’s proxy access bylaw already provides a meaningful and workable mechanism for stockholders to have their nominees included in the company’s proxy materials, without subjecting the company and its other stockholders to unnecessary disruption or administrative burden by stockholders that do not have a significant economic stake in our company.

HII is committed to, and prides itself on, high standards of corporate governance and responsiveness to our stockholders. Consistent with this commitment, the Board adopted a proxy access bylaw that permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials

88    Huntington Ingalls Industries, Inc.

Item 4—Stockholder Proposal to Permit an Unlimited Number of Stockholders to Aggregate Their Ownership of HII Common Stock to Satisfy the Ownership Requirement Under HII’s Proxy Access Bylaw

director candidates constituting up to 25% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. The proxy access bylaw was implemented after careful consideration of current trends in corporate governance and input from stockholders, and we believe it reflects best practices in proxy access bylaws. Further, our proxy access bylaw is consistent with bylaws implemented to date by our peers and other public companies, and, to the extent its key terms deviate from market practice, our bylaw is more permissive than many proxy access bylaws by permitting eligible stockholders to nominate up to 25% of the Board rather than the more common 20% limitation.

As set out above, the stockholder proposal requests that an unlimited number of stockholders be permitted to aggregate their shares to meet the 3% stockholder ownership threshold. The Board believes such a change would risk significant administrative burden to the company to confirm and monitor stock ownership of the members of a stockholder group, without a commensurate increase in availability of proxy access to our stockholders. The vast majority of companies that have adopted proxy access bylaws have included a limitation of 20 stockholders that may aggregate their shares, and making the requested change would make HII an outlier among public companies that have adopted proxy access. More importantly, we believe the existing limitation of 20 stockholders strikes an appropriate balance between the many considerations at issue in adopting proxy access rights, including that proxy access be appropriately accessible to our stockholders, assuring that such access is administratively workable for both the company and our stockholders and reserving the ability to utilize proxy access to stockholders with a significant economic stake in the company.

In addition to making a meaningful proxy access right available to our stockholders, we have adopted an array of other strong corporate governance practices, detailed throughout our proxy statement, which assure that our stockholders have a voice in the nomination and election of our Board. All of our Board members are elected annually, and directors for whom more votes are withheld than are cast for election are subject to a director resignation policy. Further, all directors are subject to term limits and a mandatory retirement age. Stockholders may also recommend director nominees directly to the Governance and Policy Committee or may utilize the advance notice provisions of our bylaws to nominate their own candidates outside of our proxy statement. Finally, as described on page 2, we believe that stockholder engagement is an essential element of strong corporate governance and actively engage with our investors through a variety of means to understand their perspectives on our company, including in respect of corporate governance matters. Accordingly, the Board believes the requested change to the company’s proxy access bylaw is both unnecessary and unwarranted.

For these reasons, the Board recommends a vote AGAINST this proposal.

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Other Information for Stockholders

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely upon a review of the reports furnished to us, we believe all of our directors and executive officers timely filed all reports they were required to file under Section 16(a) during 2018, except that one purchase of 460 shares of common stock by a family member of Stephen R. Wilson was subject to a late Form 4 filing due to communication error.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the annual meeting. To be admitted to the annual meeting, you will need a form of government-issued photo identification. In addition, depending upon how you hold your stock, you may need valid proof of ownership of our common stock or a valid legal proxy.

•

If you are a stockholder of record, we will be able to verify your name in our share register with your government-issued photo identification. To be admitted to the annual meeting, stockholders of record must present a form of government-issued photo identification, which we will match with our share register.

•

If you are a street name stockholder, you must present a form of government-issued photo identification and proof of your ownership of our common stock as of the record date of March 6, 2019, such as a bank or brokerage account statement, to be admitted to the annual meeting.

•

If you are not a stockholder, you will be admitted to the annual meeting only if you have a form of government-issued photo identification and a valid legal proxy from a stockholder that held our stock as of the record date. If you are receiving a legal proxy from a stockholder of record, you must bring to the meeting the legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring to the meeting the legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name holder, which must be assignable, and the legal proxy from the street name holder to you. Each stockholder may appoint only one proxy holder to attend the meeting on their behalf.

No cameras, camera phones, weapons, large bags, briefcases, backpacks or packages will be permitted in the annual meeting, and no audio or video recording of the meeting will be permitted.

Directions to the location of the annual meeting are included on the form of proxy.

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest with the company.

Process for Review of Related Person Transactions. The Board has adopted a written policy for the review, approval and ratification of existing or proposed transactions to which the company (or any subsidiary) is a party, when the aggregate amount involved in the transaction exceeds or is expected

90    Huntington Ingalls Industries, Inc.

Other Information for Stockholders

to exceed $100,000 and any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members had, has or will have a direct or indirect material interest.

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between the company and the related person, the relationship of the proposed transaction to applicable state corporation and fiduciary obligation laws and rules, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the best interests of the company and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer, director or nominee for director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved, or recommended to the Board for approval, such compensation;

(b) director compensation where such compensation is reported in the proxy statement;

(c) transactions in which the related persons interest derives solely from (i) his or her service as a director of another corporation or organization that is a party to the transaction, (ii) his or her beneficial ownership (together with all other related persons) of less than 10% of the equity interest of any firm, corporation or other entity (other than a partnership) or (iii) both clauses (i) and (ii);

(d) transactions in which the related persons interest derives solely from his or her position as a limited partner in a partnership where his or her interest in the partnership (together with all other related persons) is less than 10% and he or she is not a general partner and does not hold any other position with the partnership;

(e) transactions with another corporation or organization with respect to which a related person’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that corporation’s or organization’s total annual revenues;

(f) charitable contributions, grants and endowments by the company to a charitable organization, foundation or university with respect to which a related person’s only relationship is as an employee (other than an executive officer), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

(g) transactions in which the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(h) transactions involving competitive bids;

(i) regulated transactions; and

(j) certain banking-related services.

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Other Information for Stockholders

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Office of the Chief Legal Officer of changes in that information. The Office of the Chief Legal Officer receives such information and maintains a master list of related persons, which is incorporated into an internal control designed to identify related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2018 that required disclosure under the securities laws or that otherwise required review, approval or ratification by our Governance and Policy Committee under our related person transactions policy.

92    Huntington Ingalls Industries, Inc.

ANNEX A

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

We make reference in the proxy statement to “segment operating income,” “adjusted diluted earnings per share” and “free cash flow.”

We internally manage our operations by reference to “segment operating income,” which is not a recognized measure under GAAP. When analyzing our operating performance, investors should use segment operating income in addition to, and not as alternatives for, operating income or any other performance measure presented in accordance with GAAP. It is a measure we use to evaluate our core operating performance. We believe that segment operating income reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe this measure is used by investors and is a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income may not be comparable to similarly titled measures of other companies.

Adjusted diluted earnings per share is not a measure recognized under GAAP. It should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. We believe this measure is useful to investors, because it excludes items that do not reflect our core operating performance. It may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors, because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Adjusted net earnings is defined as net earnings adjusted for the after-tax impact of the loss on early extinguishment of debt in fourth quarter 2017 and for tax reform.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses for these items included in segment operating income in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

2019 Notice and Proxy Statement    93

ANNEX A

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Year Ended December 31
($ in millions, except per share amounts)	2018	2017
Sales and Service Revenues	8,176	7,441

Operating Income	951	881

Operating Margin	11.6%	11.8%

Non-segment factors affecting operating income:

Operating FAS/CAS Adjustment	(290)	(205)

Non-current state income taxes	2	12

Segment Operating Income	663	688

Net Earnings	836	479

Adjustment for loss on early extinguishment of debt[1]	—	14

Adjustment for tax expense related to the 2017 Tax Act	—	56

Adjustment for tax expense related to discretionary pension contributions	—	7

Adjusted Net Earnings	836	556

Diluted Earnings Per Share[2]	19.09	10.46

Non-cash loss on early extinguishment of debt per share	—	0.31

Tax expense related to the 2017 Tax Act per share	—	1.22

Tax expense related to discretionary pension contributions per share	—	0.15

Adjusted Diluted Earnings Per Share	19.09	12.14

[1]	The income tax impact, calculated using the tax rate in effect for the relevant non-GAAP adjustment, was equal to $8 million in 2017.

[2]	The weighted-average diluted shares outstanding were 43.8 million in 2018 and 45.8 million in 2017.

	Year Ended December 31
($ in millions)	2018	2017
Net cash provided by (used in) operating activities	914	814

Less capital expenditures:

Capital expenditure additions	(463)	(382)

Grant proceeds for capital expenditures	61	21

Free Cash Flow	512	453

94    Huntington Ingalls Industries, Inc.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, on April 29, 2019.

Online
Go to www.envisionreports.com/HII or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR the eleven nominees for director.

1. Election of Directors:
1.			For	Withhold			For	Withhold			For	Withhold
	01 -	Philip M. Bilden	☐	☐	02 -	Augustus L. Collins	☐	☐	03 -	Kirkland H. Donald	☐	☐

	04 -	Thomas B. Fargo	☐	☐	05 -	Victoria D. Harker	☐	☐	06 -	Anastasia D. Kelly	☐	☐

	07 -	Tracy B. McKibben	☐	☐	08 -	C. Michael Petters	☐	☐	09 -	Thomas C. Schievelbein	☐	☐

	10 -	John K. Welch	☐	☐	11 -	Stephen R. Wilson	☐	☐

B	The Board of Directors recommends a vote FOR Proposals 2 and 3 and AGAINST Proposal 4.

		For	Against	Abstain			For	Against	Abstain
2.	Approve executive compensation on an advisory basis	☐	☐	☐	3.	Ratify the appointment of Deloitte and Touche LLP as our independent auditors for 2019	☐	☐	☐

4.	Stockholder proposal to permit an unlimited number of stockholders to aggregate their ownership of HII common stock to satisfy the ownership requirement under HII’s proxy access bylaw	☐	☐	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X
030ARB

Huntington Ingalls Industries, Inc.

2019 Annual Meeting of Stockholders

Tuesday, April 30, 2019, at 11:00 a.m. EDT

Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC)

2401 West Avenue

Newport News, Virginia 23607

Driving Directions

From Interstate I-64, take Exit 264 to Interstate I-664 South;

From I-664, take Exit 6 to 26th Street;

Continue on 26th Street until it intersects with West Avenue at a stop sign;

Turn Left onto West Avenue; and then

Turn Right into VASCIC;

Continue into the covered garage for parking.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HII

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2019 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc.

The undersigned, having received the Notice of 2019 Annual Meeting of Stockholders and Proxy Statement, appoints Kellye L. Walker and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2019 Annual Meeting of Stockholders to be held on April 30, 2019, at 11:00 a.m. EDT, at the Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607, and any adjournments or postponements thereof.

If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 27, 2019, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the eleven nominees for director, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

D	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐